Exhibit 10.56
CONFIDENTIAL TREATMENT
REQUESTED PURSUANT TO RULE 24b-2

Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The omitted materials have been filed separately with the Securities and Exchange Commission.

AIRLINE SERVICES AGREEMENT

Between

Frontier Airlines, Inc.and

Republic Airline, Inc.

and, in a limited capacity,

Frontier Airlines Holdings, Inc.

and

Republic Airways Holdings Inc.

Dated as of January 11, 2007

AIRLINE SERVICES AGREEMENT

This Airline Services Agreement (this “Agreement”), dated as of January 11, 2007 (the “Effective Date”), is between Frontier Airlines, Inc., a Colorado corporation (“Frontier”), Republic Airlines, Inc., an Indiana corporation (“RAI”), Frontier Airlines Holdings, Inc., a Delaware corporation, solely with respect to Section 10.20 herein, and, Republic Airways Holdings Inc., a Delaware corporation, solely with respect to Section 10.19 herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and obligations hereinafter contained, the parties agree to:

 ARTICLE I
 DEFINITIONS

Capitalized terms used in this Agreement (including, unless otherwise defined therein, in the Schedules, Appendices and Exhibits to this Agreement) shall have the meanings set forth in Exhibit A hereto.

 ARTICLE II
AIRLINE SERVICES, SCHEDULES AND FARES

Section 2.01  Capacity Purchase. Frontier agrees to purchase the capacity of each Covered Aircraft for the period beginning on the date such aircraft is presented for service by RAI under this Agreement and ending on the last day of the Term, or as such date may be extended pursuant to Section 10.17 hereof, in each case unless such aircraft is earlier withdrawn pursuant to Article VIII, all under the terms and conditions set forth herein and for the consideration described in Article III. Subject to the terms and conditions of this Agreement, RAI shall provide all of the capacity of the Covered Aircraft solely to Frontier and use the Covered Aircraft solely to operate the Scheduled Flights. Except as provided in Section 2.01(e), the Covered Aircraft may not be used by RAI for any other purpose without the express prior written consent of Frontier.

(a)  Fares, Rules and Seat Inventory. Frontier shall establish and publish all fares and related tariff rules for all seats on the Covered Aircraft. RAI shall not publish any fares, tariffs, or related information for the Covered Aircraft. In addition, Frontier shall have complete control over all seat inventory and inventory and revenue management decisions for the Covered Aircraft, including overbooking levels, discount seat levels and allocation of seats among various fare buckets.

(b)  Flight Schedules. Frontier shall, in its sole discretion, establish and publish all schedules for the Covered Aircraft (such scheduled flights, together with Charter Flights and ferry flights required to accommodate such scheduled flights and Charter Flights or otherwise made at Frontier's request, referred to herein as “Scheduled Flights”), including determining the city-pairs served, frequencies, utilization and timing of scheduled arrivals and departures, and shall, in its sole discretion, make all determinations regarding the establishment and scheduling of any Charter Flights; provided that such schedules shall be subject to Reasonable Operating Constraints. Frontier shall also be entitled, in its sole discretion and at any time prior to takeoff, to direct RAI to delay or cancel a Scheduled Flight, including without limitation for delays and cancellations that are air traffic control or weather related, and RAI shall take all necessary action to give effect to any such direction, provided, however, that such delays or cancellations will not violate the minimum scheduling parameters of Exhibit G. Subject to the notice requirement set forth in Section 4.08 regarding international service, Frontier will provide RAI with a preliminary schedule in a Standard Schedule Input Message (“SSIM”) file format 45 days prior to the first day of the month to which the preliminary schedule relates. RAI will review the proposed schedule and provide feedback to Frontier no later than seven days following receipt of the preliminary schedule by RAI. Frontier will send RAI a Final Monthly Schedule, together with operational assumptions for the month (the “Operational Assumptions”), including without limitation the weighted average number of Covered Aircraft, estimated passengers, revenue passenger miles, departures, block hours, and flights hours, based on the Final Monthly Schedule, no later than two Business Days following receipt of RAI’s comments to the preliminary schedule. Following delivery of the Final Monthly Schedule, however, Frontier may make such adjustments to the proposed Final Monthly Schedule as it deems appropriate (subject to Reasonable Operating Constraints).

(c)  Wet Leases. At Frontier's option, and provided that RAI is not adversely affected in any material respect, RAI shall “wet lease” one or more of the Covered Aircraft to Frontier, on terms mutually acceptable to the parties hereto, which terms are identical in all material respects, economically and otherwise, to the terms of this Agreement (taking into account the inherent differences between a “wet lease” arrangement and a capacity purchase arrangement), and such “wet lease” shall supersede the capacity purchase provisions of this Agreement with respect to such Covered Aircraft. In such event, RAI's compensation hereunder, including without limitation in this Article II, in Article III and in Exhibit D, shall be adjusted so that RAI's aggregate compensation from such “wet lease” arrangements and the capacity purchase arrangements applicable to the remaining Covered Aircraft are equal to the amount of RAI's aggregate compensation had no such “wet lease” arrangements been entered into.

(d)  Start Up Dates. The Covered Aircraft shall be placed into service under the terms and conditions of this Agreement on such dates as are provided on Exhibit B.

(e)  Spare Aircraft. The Spare Aircraft constituting a Covered Aircraft shall be used by RAI solely as an operational and maintenance spare to replace Covered Aircraft that are out of service due to scheduled maintenance or to cover for other irregular operations, provided, RAI may use the Spare Aircraft for flights operated for its own benefit or to cover flights for any other airline subject to the following conditions:

(1) Frontier will have the right to designate which of the first twelve Covered Aircraft will be the Spare Aircraft no later than the inservice date of the twelfth Covered Aircraft, such designation to be provided to RAI in writing no fewer than 90 days prior to the inservice date of the aircraft to be designated as the Spare Aircraft.

(2) The Spare Aircraft will be in a neutral livery as set forth in Exhibit C to this Agreement and configured in accordance with the Frontier specifications set forth in Exhibit C and its principal base of operations will be Denver International Airport.

(3) The Spare Aircraft will be pooled with other neutral spare aircraft operated by RAI for other air carriers (the “Pool Participants”) and will be available for use by RAI to cover flying for Pool Participants due to irregular operations, aircraft damage, or maintenance events incurred by Pool Participants. RAI shall give Frontier notice of its intent to use the Spare Aircraft as early as operationally possible. If necessary, Frontier will apprise RAI of its operational situation related to re-deployment of the Spare Aircraft. Nothwithstanding the above, Frontier acknowledges and agrees that RAI will at all times retain operational control of the Spare Aircraft.

(4) Regardless of RAI’s use of the Spare Aircraft to cover flights of Pool Participants, the Spare Aircraft will be considered a Covered Aircraft for purposes of calculating Frontier’s Fixed Costs. Frontier will not be obligated to pay or reimburse RAI for any Variable Costs or Pass-Thru Costs relating to (i) the ferrying of the Spare Aircraft to and from locations necessary to cover flying for other Pool Participants, or (ii) the covered flying itself. Fixed Costs, Variable Costs and Pass-Thru Costs as used in this paragraph are as described on Exhibit D.

(5) In consideration of Frontier making the Spare Aircraft available for flights operated by Pool Participants according to this Section, Frontier will be entitled to use the neutral spare aircraft contributed to the pool by other Pool Participants, provided, Frontier will be responsible for the payment of Variable Costs and Pass-Thru Costs relating to (i) the ferrying of the neutral spare aircraft to and from the location necessary to cover for Frontier Scheduled Flights, and (ii) the covered Scheduled Flights, provided further, Frontier will not be responsible under Section 2.01 (e)(5)(i) if the neutral aircraft is being ferried to cover for flights canceled or delayed due to aircraft damage caused by RAI, its agents, contractors or employees.

(6) Frontier will have the right, in its sole discretion, to remove the Spare Aircraft from the neutral spare pool at any time during the period from the date the Spare Aircraft first entered the neutral aircraft pool until the first anniversary thereof by providing RAI with 30 days advance written notice. Should the Spare Aircraft be removed from the neutral aircraft pool, (i) RAI will incur all costs to convert the aircraft livery to the Frontier livery set forth in Exhibit C, and (ii) from and after the date of removal, the Spare Aircraft will be dedicated to supporting Frontier’s Scheduled Flights and will no longer be available for use by RAI to cover flights for itself or any other airline and Frontier shall no longer have the use of the neutral spare aircraft of any Pool Participant for Regional Airline Services.
(f) Fleet Expansion. During the term of this Agreement, RAI will advise Frontier of any regional jet aircraft that RAI believes will become available, whether due to RAI option positions, the return of aircraft previously in service for another airline, or the removal of the aircraft from RAI's own fleet, or otherwise, for potential inclusion in the Frontier fleet of Covered Aircraft. Notwithstanding the foregoing, such regional jet aircraft shall only be deemed a Covered Aircraft upon an amendment to this Agreement.

Section 2.02  Flight-Related Revenue. RAI acknowledges and agrees that all revenues resulting from the sale and issuance of passenger tickets associated with the operation of the Covered Aircraft and all other sources of revenue associated with the operation of the Covered Aircraft, including without limitation fees related to ticket changes, unaccompanied minors, excess baggage and nonrevenue pass travel, revenues relating to the transportation of cargo or mail, and revenues associated with food, beverage, passenger entertainment, duty-free services, and guaranteed or incentive payments from airport, local or municipal authorities in connection with scheduling flights to such airport or locality, are the sole property of and shall be retained by Frontier (or, if received by RAI, shall be promptly accounted for and remitted to Frontier).

Section 2.03  Pass Travel. RAI maintenance personnel traveling to provide critical repair services and dead heading RAI crews will be entitled to travel on flights operated by RAI or Frontier as must ride passengers. Commuting RAI crew members and all other RAI employees will be entitled to travel on Frontier and Frontier JetExpress flights at a priority category one level below the lowest category for Frontier employees and subject to the fare policies applicable to individuals traveling at that priority level. To the extent permitted by existing arrangements, Frontier employees will be entitled to (x) travel on Scheduled Flights operated by RAI under the category of travel and fare policies to which they are entitled to travel on Frontier flights, and (y) will be entitled to travel on all other RAI operated flights at a category one level below the lowest category for RAI employees.

Section 2.04  Conversion of Covered Aircraft. RAI will be responsible for all costs and expenses of preparing each Covered Aircraft prior to its being placed into service hereunder in accordance with the specifications, cabin configurations and livery as required by Exhibit C, provided, it is expressly understood that the first four aircraft scheduled to be placed in service under Exhibit C (the "Two-Class Aircraft") will be placed in service on the dates indicated in RAI’s two-class 70-seat configuration. RAI, at its sole cost and expense, will convert the Two-Class Aircraft to the specifications, cabin configurations and livery as described in Exhibit C and obtain all necessary approvals, documentation, and certifications required or prudent in connection with such configuration and conversion no later than June 30, 2007. During the period between the initial inservice date and the inservice date following the reconfiguration of the Two-Class Aircraft, the monthly aircraft rent rate as set forth in Exhibit D will be reduced by [* ] per month per aircraft, with a pro rata rent reduction for any partial month.

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* Confidential

ARTICLE III  RAI COMPENSATION

Section 3.01  Base and Incentive Compensation. For and in consideration of the aircraft and services to be provided by RAI hereunder, Frontier shall pay RAI the base and incentive compensation as provided in Exhibit D hereto, subject to the terms and conditions set forth in this Article III.
Section 3.02  Periodic Adjustment of Base Compensation. The rates under this Agreement set forth in Appendix 1 to Exhibit D hereto shall remain in effect throughout the Term of this Agreement, provided, the rates on Appendix 1 to Exhibit D hereto will be adjusted from time to time as described in Exhibit D, and, provided further, that the rates on Appendix 1 to Exhibit D designated as “Subject to Escalation” will remain in effect through December 31, 2007, and thereafter shall be adjusted on each January 1, beginning with January 1, 2008, as follows: the new rates, applicable beginning on such January 1, shall equal the rates in effect on the immediately preceding December 31 multiplied by ([*] (Annual Change in PPI [*])), where PPI = the annual Producer Price Index, Commodities, Finished Goods (not seasonally adjusted), Series ID: WPUSOP3000 as published by the Bureau of Labor Statistics for January of the applicable year, provided further, annual adjustments will not decrease from the prior year and will not increase more than [*]over the prior year. Adjustments will be calculated as soon as the PPI for the prior year is published by the Bureau of Labor Statistics and the adjusted rates will be applied retroactively to the 1st day of the calendar year and paid as part of the next monthly payment.

Section 3.03  RAI Expenses. Except as provided otherwise in Section 3.04, RAI shall pay in accordance with commercially reasonable practices all expenses incurred in connection with RAI's provision of Regional Airline Services.

Section 3.04  Frontier Expenses

(a)  Certain Expenses. Frontier shall incur directly those expenses relating to the Regional Airlines Services that are described in Paragraph 6 of Exhibit D.

(b)  Design Changes. Except as set forth in Section 2.04 with respect to RAI’s obligation to convert the Two-Class Aircraft, Frontier shall be responsible for any reasonable out-of-pocket expenses relating to interior and exterior design changes to the Covered Aircraft and other product-related changes required by Frontier, including facility-related design changes and the cost of changes in aircraft livery, in each case that occur outside of the Covered Aircraft specifications, livery and other requirements of Exhibit C to this Agreement or as otherwise specified in this Agreement.

Section 3.05  Audit Rights; Financial Information. RAI shall make available for inspection by Frontier and its outside auditors and advisors, within a reasonable period of time after Frontier makes a written request therefor, all of RAI's books and records (including all financial and accounting records and operations reports, and records of other subsidiaries or affiliates of RAI, if any) as necessary to audit any reimbursement of Pass-Thru Costs or other expenses set forth in Paragraph 6 of Exhibit D hereto. In connection with such audit, Frontier and its outside auditors and advisors shall be entitled to make copies and notes of such information as they deem necessary and to discuss such records with RAI's Chief Financial Officer or such other employees or agents of RAI knowledgeable about such records. Upon the reasonable written request of Frontier or its outside auditors or advisors, RAI will cooperate with Frontier and its outside auditors and advisors to permit Frontier and its outside auditors and advisors access to RAI Holding's outside auditors for purposes of reviewing such records. In addition, RAI shall deliver or cause to be delivered to Frontier (I) as soon as available, but in any event within 90 days after the end of each fiscal year, a copy of the consolidated balance sheet of RAI Holdings, as at the end of such year, and the related consolidated statements of income and retained earnings and of cash flows of RAI Holdings for such year, setting forth in each case in comparative form the figures for the previous year, reported on by an independent certified public accountants of nationally recognized standing; and (II) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year, the unaudited consolidated balance sheet of RAI Holdings, as at the end of such quarter, and the related unaudited consolidated statements of income and retained earnings and of cash flows of RAI Holdings for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a responsible officer of RAI Holdings, as being fairly stated in all material respects (subject to normal year-end audit adjustments); provided , that no party shall be required to deliver financial statements pursuant to this sentence if such party is a reporting issuer pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and such financial statements are timely filed with the Securities and Exchange Commission pursuant thereto. All financial statements delivered hereunder shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

Section 3.06  Billing and Payment; Reconciliation.

(a) Billing and Payment. No later than ten calendar days prior to the beginning of the month covered by a Final Monthly Schedule and the Operational Assumptions for a given month pursuant to Section 2.01(b), RAI shall present a reasonably detailed written invoice for amounts due under this Agreement in respect of the Base Compensation for the Scheduled Flights during the month to which such Final Monthly Schedule and Operational Assumptions pertain, calculated in accordance with Paragraph 2 of Exhibit D. Frontier shall pay RAI the amount due under such invoice (the “Invoiced Amount”), subject to Frontier's right to dispute any calculations set forth on such invoice that do not comply with the terms of this Agreement, net of amounts owed by RAI to Frontier, as follows:

(i)  Thirty-four percent (34%) of the Invoiced Amount on the later of the first Business Day of the covered month or the third Business Day following receipt by Frontier of the invoice, by electronic transfer of funds to a bank account designated by RAI;

(ii)  Thirty-three (33%) of the Invoiced Amount on the 10th calendar day of the covered month, or the next Business Day thereafter, by electronic transfer of funds to a bank account designated by RAI; and

(iii)  Thirty-three (33%) of the Invoiced Amount on the 20th calendar day of the covered month, or the next Business Day thereafter, by electronic transfer of funds to a bank account designated by RAI.
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* Confidential

(b)  Reconciliation. Not later than 30 days following the end of each month, RAI and Frontier shall reconcile actual amounts due in respect of such month for the Fixed Cost and Variable Cost elements set forth in Appendix 1 to Exhibit D with the estimated amounts included in the Invoiced Amount for such elements for such month in accordance with the terms and conditions set forth in Exhibit D. On or before the 15th day following the end of such reconciliation period (or if such day is not a Business Day, the next Business Day), such reconciled amounts for such month to the extent applicable: (i) shall be paid by Frontier to RAI, together with any payment to be made by Frontier pursuant to Section 3.06(a)(iii) above, or (ii) shall be paid by RAI to Frontier or set off by Frontier against any other amounts owing to RAI under this Agreement.

(c) Reimbursed Costs. From time to time it is anticipated that RAI may incur certain costs and expenses in connection will the provision of Regional Airline Services under this Agreement for which RAI will be reimbursed by Frontier. These costs and expenses are indicated as “Pass-Thru Costs” on Appendix 1 to Exhibit D. RAI will pay all Pass-Thru Costs in advance, and will submit to Frontier an invoice together with all supporting documentation for all Pass-Thru Costs incurred. Frontier will reimburse RAI for all uncontested Pass-Thru Costs within five Business Days following receipt of the invoice and supporting documentation by electronic transfer of funds to a bank account designated by RAI. RAI will provide any additional supporting information and documentation to Frontier for any Pass-Thru Costs contested by Frontier at RAI’s earliest convenience. Any disputed Pass-Thru Costs not resolved within 30 days of receipt of the invoice by Frontier will be resolved in accordance with the arbitration provisions of this Agreement.

ARTICLE IV  RAI OPERATIONS AND AGREEMENTS WITH FRONTIER

Section 4.01  Crews, Etc.   RAI shall be responsible for providing all crews (flight and cabin) and maintenance personnel necessary to operate the Scheduled Flights and for all aspects (personnel and other) of dispatch control. Flight crews will be domiciled in Denver, Colorado and Indianapolis, Indiana and any other location deemed suitable for RAI’s staffing requirements. RAI will maintain pilot reserves sufficient to achieve performance objectives set forth in Section 4.03, but no lower than [* ], throughout the Term. RAI pilots will wear neutral uniforms with RAI logo items. RAI flight attendants will wear neutral uniforms with accessories displaying approved Frontier Marks and designs. RAI flight attendants will obtain Frontier branded accessories through Frontier or its approved vendor (subject to the vendor’s approval), and will be responsible for all costs and expenses, including shipping, relating to their orders.

Section 4.02  Governmental Regulations. Except as noted in Section 9.01(j), RAI has and shall maintain all certifications, permits, licenses, certificates, exemptions, approvals, plans, and insurance required by governmental authorities, including, without limitation, FAA, DOT and TSA, to enable RAI to perform the services required by this Agreement. All flight operations, dispatch operations and all other operations and services undertaken by RAI pursuant to this Agreement shall be conducted, operated and provided by RAI in compliance with all U.S. and foreign governmental laws, regulations and requirements, including, without limitation, those relating to airport security, the use and transportation of hazardous materials and dangerous goods, crew qualifications, crew training and crew hours, the carriage of persons with disabilities and without any violation of U.S. or foreign laws, regulations or governmental prohibitions. All Covered Aircraft shall be operated and maintained by RAI in compliance with all laws, regulations and governmental requirements, RAI's own operations manuals and maintenance manuals and procedures, and all applicable equipment manufacturers' manuals and instructions.

Section 4.03  Quality of Service. At all times, RAI shall provide Regional Airline Services with appropriate standards of care, but in no event lower than such standards held by Frontier as of the date of this Agreement. Frontier procedures, performance standards and means of measurement thereof concerning the provision of air passenger and air cargo services shall be applicable to all Regional Airline Services provided by RAI. RAI shall achieve at least the comparable quality of airline service as provided by Frontier, subject to limitations imposed by the type of aircraft used by RAI and its route network. RAI shall comply with all airline customer service commitments and policies of Frontier as of the date hereof, including without limitation the employee conduct, appearance and training policies in place as of the date hereof, and shall handle customer-related services in a professional, businesslike and courteous manner. In connection therewith, RAI shall maintain aircraft cleaning cycles and policies, and shall maintain adequate staffing levels, to achieve a level of operations that routinely meet or exceed the on-time performance Target Threshold and the completion factor Target Threshold as set forth in Appendix 2 to Exhibit D. RAI shall provide Frontier with timely communication regarding the status of all Scheduled Flights. At either party's request, RAI and Frontier will meet to discuss and review RAI's customer service and handling procedures and policies and its employees' conduct, appearance and training standards and policies. Frontier shall give RAI not less than 15 days prior written notice of any non-safety-related breach of this Section 4.03 prior to exercising any remedy regarding such breach.

Section 4.04  Incidents or Accidents. RAI shall promptly notify Frontier of all irregularities involving a Scheduled Flight or Covered Aircraft operated by RAI, including, without limitation, aircraft accidents and incidents, which result in any damage to persons and/or property or may otherwise result in a complaint or claim by passengers or an investigation by a governmental agency or authority. RAI shall furnish to Frontier as much detail as practicable concerning such irregularities and shall cooperate with Frontier at RAI's own expense in any appropriate investigation.

Section 4.05  Emergency Response. RAI shall adopt Frontier's Emergency Response Plan for aircraft accidents or incidents. In the event of an accident or incident involving a Covered Aircraft or Scheduled Flight, Frontier will have the right to manage the emergency response efforts on behalf of RAI with full cooperation from RAI and if such right is exercised, RAI acknowledges and agrees that Frontier representatives will conduct all public communications, and that RAI will make no public statements, regarding such accident or incident.

Section 4.06  Safety Matters. In the event of a reasonable safety concern, Frontier shall have the right, at its own cost, to inspect, review, and observe RAI's operations of Scheduled Flights. Notwithstanding the conduct or absence of any such review, RAI is and shall remain solely responsible for the safe operation of its aircraft and the safe provision of Regional Airline Services, including all Scheduled Flights, and nothing in this Section 4.06 or otherwise in this Agreement is intended or shall be interpreted to make Frontier responsible for such safety matters.

Section 4.07 Codeshare Terms. RAI agrees to operate all Scheduled Flights using the Frontier flight code and flight numbers assigned by Frontier, or such other flight codes and flight numbers as may be assigned by Frontier (to accommodate, for example, a Frontier alliance partner), and otherwise under the codeshare terms set forth in Exhibit E .

Section 4.08   Slots and Route Authorities. Should Frontier schedule Covered Aircraft on international routes, Frontier will provide RAI notice of such intent no fewer than 150 days in advance of the intended start date. To the extent permitted under applicable laws and regulations, Frontier will obtain the necessary slots, route authorities or other approval required for such service at its own cost and expense, provided such items may be held and controlled by Frontier. If it is required that RAI, as the operator of the Scheduled Flights, obtain the authorities and approvals, or if Frontier is prohibited from holding such authorities and approvals in its own name, RAI will use its commercially reasonable efforts to obtain all necessary licenses, permits, route authorities or slots and complete all necessary filings and registrations, all at RAI’s sole cost and expense, in order to initiate such service. During the Term, RAI will operate Scheduled Flights on these routes solely on behalf of Frontier. At the request of Frontier made during the Term or upon termination of this Agreement, so long as Frontier is not in breach of a material obligation under this Agreement, RAI shall use its commercially reasonable efforts to transfer to Frontier or its designee, to the extent permitted by law, any airport takeoff or landing slots, route authorities or other similar regulatory authorizations held by RAI in connection with Scheduled Flights, or held or acquired by RAI and used for Scheduled Flights, in consideration of the payment to RAI of the reasonable, documented out of pocket expenses incurred by RAI in order to obtain such transferred rights, authorities and slots. Frontier will be responsible for all costs and expenses relating to such assignment, including without limitation reasonable attorneys’ fees. RAI's obligations herein shall survive the termination of this Agreement for so long as any transfer requested pursuant to this Section 4.08 shall not have been completed. RAI hereby agrees that all of RAI's contacts or communications with any applicable regulatory authority concerning any airport takeoff or landing slots, route authorities or other similar regulatory authorizations used for Scheduled Flights will be coordinated through Frontier. If any airport takeoff or landing slot, route authority or other similar regulatory authorization transferred to RAI by Frontier for use in connection with Scheduled Flights, or held by RAI and used for Scheduled Flights, is withdrawn or otherwise forfeited as a result of circumstances or events within RAI's reasonable control, then RAI agrees (i) to purchase a reasonably acceptable replacement slot, route authority or other similar regulatory authorization, or (ii) to pay to Frontier promptly upon demand an amount equal to the greater of (y) [* ]of the revenue loss for [*] days after the date such slot, authority or authorization is withdrawn or forfeited, or (z) the interrupted trip expense and reaccommodation costs incurred by Frontier due to the withdrawal or forfeiture of the slot, authority or authorization.
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* Confidential

Section 4.09  Use of Frontier Marks. Frontier hereby grants to RAI the non-exclusive and non-transferable rights to use the Frontier Marks as provided in, and RAI shall use the Frontier Marks, in accordance with the terms and conditions of Exhibit C.

Section 4.10  Use of RAI Marks. RAI hereby grants to Frontier the non-exclusive and non-transferable rights to use the RAI Marks as provided in, and Frontier shall use the RAI Marks, in accordance with the terms and conditions of Exhibit F.

Section 4.11  Catering Standards.

(a) Station Services. RAI and Frontier will negotiate separate handling or catering agreements at those airports where Frontier elects, in its sole discretion, to select RAI as its handling agent pursuant to separately negotiated agreements.

(b) Onboard Services. Frontier will determine, in its sole discretion, meal/beverage service parameters and scheduling for Scheduled Flights. Frontier has right to conduct onboard service audits on Scheduled Flights to ensure service standards are being met. RAI flight attendants providing Regional Airline Services will be trained on meal and beverage service procedures, including liquor and duty-free sales and cash handling, and will collect all on-board revenue for liquor and duty-free sales. RAI will provide sufficient galley service ship's equipment to operate onboard services, such as hot jugs, coffee makers and trash bins. Frontier will provide all liveried catering items, such as cups and napkins, and all food, liquor and other beverage items.

Section 4.12   RAI Charters or Other Operations. RAI will not be permitted to operate the Covered Aircraft to fly charters, other revenue service, or to cover flights for other carriers, without the express prior written consent of Frontier, except with respect to the Spare Aircraft as provided in Section 2.01(e).

Section 4.13 Negative Operational Covenant. During the term of this Agreement, RAI will not enter into any contracts or agreements of any kind or type that would prohibit or restrict RAI’s ability to operate the Covered Aircraft on any city pair, segment or route requested by Frontier pursuant to the terms of this Agreement.

ARTICLE V  CERTAIN RIGHTS AND OBLIGATIONS OF FRONTIER

Section 5.01  Use of Covered Aircraft. RAI agrees that, except as otherwise directed or approved in writing by Frontier in Frontier's sole discretion and as provided in Section 2.01(e) herein with respect to the Spare Aircraft, the Covered Aircraft may be used only to provide Regional Airline Services. Without the written consent of Frontier, the Covered Aircraft may not be used by RAI for any other purpose, including without limitation flying for any other airline or on RAI's own behalf except as provided in Section 2.01(e) with respect to the Spare Aircraft.

Section 5.02 Frontier Obligations. Frontier shall provide to RAI, at no cost to RAI, the following support services (either directly or by contracting with third party vendors or by contracting with RAI pursuant to a separately negotiated handling agreement):

(a) all airport passenger service and aircraft ground handling at all airports served, including without limitation:

(i)	all ticket counter and gate check-in services;
(ii)	all passenger enplaning and deplaning services, including sky cap and wheelchair services;
(iii)	aircraft loading and unloading services, including airside busing;
(iv)	passenger ticketing;
(v)	jet bridges and air stairs, including maintenance and cleaning;
(vi)	janitorial services;
(vii)	deicing services;
(viii)	aircraft towing and push back; and
(ix)	airport security services.

(b) all Frontier logo items, such as drink cups, napkins, pillows, blankets and inflight magazines;

(c) lavatory service and light aircraft cleaning at Denver International Airport, all aircraft overnight locations that are not RAI maintenance locations, and, upon the written request of RAI, at other cities served by the Covered Aircraft;

(d) denied boarding amenities and travel voucher compensation certificates consistent with Frontier mainline customer service programs;

(e) customer reaccommodations due to schedule disruption;

(f) interface and all technological support necessary to ensure accurate and reliable dynamic transfer of operational data from Frontier to RAI’s system operational control center in Indianapolis, Indiana, a data interface of RAI’s ACARS to Frontier’s reservation systems, and of RAI’s system control with Frontier’s flight information data;

(g) capital expenditures for aircraft ground handling;

(h) advertising and sales programs;

(i) operations space at Denver International Airport, including gates, holdrooms, and airport concourse space for offices, break rooms, parts storage, crew lounges, and flight operations (the “Denver Space Requirements”), all as agreed to by the parties no later than January 31, 2007; and

(j) hangar space at Denver International Airport sufficient to accommodate the maintenance activities referred to in Section 2(a) and 3 of Exhibit G.

Section 5.03   Change of Control. Upon the occurrence of a Change of Control of any party hereto (including RAI Holdings or Frontier Holdings) without the prior written consent of the other party, the non-consenting party shall have the right to terminate this Agreement on 90 days prior written notice, such notice to be delivered not later than 90 days after the non-consenting party becomes aware of such Change of Control (which termination shall not be effective if the circumstances giving rise to such Change of Control shall no longer exist on the 30th day after the written notice of termination is delivered).

Section 5.04 Transfer of Assets. Neither Frontier nor RAI will enter into an agreement (or series of agreements) to sell, assign, transfer or convey all or substantially all of its assets to any Person unless, as part of such agreement, such Person agrees to assume any and all of the seller’s rights, duties and obligations arising under this Agreement and the non-selling party consents in writing in advance to such sale, assignment, transfer or conveyance.

 ARTICLE VI
 INSURANCE

 Section 6.01  Minimum Insurance Coverages. During the Term, in addition to any insurance required to be maintained by RAI pursuant to the terms of any aircraft lease, or by any applicable governmental or airport authority, RAI shall maintain, or cause to be maintained, in full force and effect policies of insurance with insurers of recognized reputation and responsibility, in each case to the extent available on a commercially reasonable basis, as follows:

(a)  Comprehensive airline liability insurance, including bodily injury and personal injury, third party propery damage, passenger liability (including passengers' baggage and personal effects), cargo and mail legal liability, for a combined single limit of not less than [* ] per occurrence (or whatever higher amount RAI may carry from time to time), limited in the case of personal injury to [*] per occurrence and in the aggregate (except with respect to passengers to whom the full policy limit applies), and War Risk liability insurance as per London form AVN.52E or current equivalent, or as provided by the Federal Aviation Administration program, with a combined single limit no less than [*] per occurrence (or whatever higher amount RAI may carry from time to time);

(b) All Risk Hull Insurance on aircraft performing services hereunder, insured on an agreed value basis with standard market deductibles, including hull war coverage as per London form LSW 555 or equivalent, or as provided by the Federal Aviation Administration program.

(c)  Workers' compensation as required by the appropriate jurisdiction and employer's liability with a limit of not less than [*] combined single limit; and

(d)  Other property and liability insurance coverages of the types and in the amounts that would be considered reasonably prudent for a business organization of RAI's size and nature, under the insurance market conditions in effect at the time of placement, but in any event of the type and the amount that Frontier may reasonably require to prevent or minimize a disruption in the provision of Regional Airline Services resulting from a casualty or liability incident related to RAI's operations. All coverages described in this Section 6.01 shall be placed with deductibles reasonably prudent for a business organization of RAI's size and nature, under the insurance market conditions in effect at the time of placement.

Section 6.02  Endorsements. RAI shall cause the policies described in Section 6.01 to be duly and properly endorsed by RAI's insurance underwriters with respect to RAI's flights and operations as follows:

(a) with respect to liability coverage to provide that Frontier, and its directors, officers, agents, employees and other authorized representatives shall be endorsed as additional insured parties;

(b)  To provide that the underwriters shall waive subrogation rights against Frontier, its directors, officers, agents, employees and other authorized representatives;

(c)  with respect to liability coverage, to provide that insurance shall be primary to and without right of contribution from any other insurance which may be available to the additional insureds;

(d)  To include a breach of warranty provision in favor of the additional insureds;

(e)  To accept and insure RAI's hold harmless and indemnity undertakings set forth in this Agreement, but only to the extent of the coverage afforded by the policy or policies;

(f) with respect to liability coverages to provide that the inclusion of more than one corporation, person, organization, firm or entity as Insured under the policies shall not in any way affect the rights of any such corporation, person, organization, firm or entity either as respects any claim, demand, suit, or judgment made, brought or recovered by or in favor of any other Insured, or by or in favor of any employee of such other Insured. The policy shall protect each corporation, person, organization, firm or entity in the same manner as though a separate policy had been issued to each. Nothing herein shall operate to increase the liability of the insurers as set forth in the policies beyond the amount for which the insurers would have been liable if only one person or interest had been included as an insured.

(g)  To provide that such policies shall not be canceled, terminated or materially altered, changed or amended until 30 days (but seven days or such lesser period as may be available in respect of hull, war and allied perils) after written notice shall have been sent to Frontier.

Section 6.03  Evidence of Insurance Coverage. At the commencement of this Agreement, and thereafter at Frontier's request, RAI shall furnish to Frontier evidence reasonably satisfactory to Frontier of such insurance coverage and endorsements, including certificates certifying that such insurance and endorsements are in full force and effect. Initially, this evidence shall be a certificate of insurance. If RAI fails to acquire or maintain insurance as herein, provided, Frontier may at its option secure such insurance on RAI's behalf at RAI's expense.

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ARTICLE VII  INDEMNIFICATION

Section 7.01  RAI Indemnification of Frontier. RAI shall be liable for and hereby agrees to fully defend, release, discharge, indemnify and hold harmless Frontier, its directors, officers, employees and agents from and against any and all claims, demands, damages, liabilities, suits, judgments, actions, causes of action, losses, costs and expenses of any kind, character or nature whatsoever, including attorneys' fees, costs and expenses in connection therewith and expenses of investigation and litigation thereof, which may be suffered by, accrued against, charged to, or recoverable from Frontier or its directors, officers, employees or agents, including but not limited to, any such losses, costs and expenses involving (i) death or injury (including claims of emotional distress and other non-physical injury by passengers) to any person including any of RAI's or Frontier's directors, officers, employees or agents, (ii) loss of, damage to, or destruction of property (including real, tangible and intangible property, and specifically including regulatory property such as route authorities, slots and other landing rights), including any loss of use of such property, and (iii) damages due to delays in any manner, in each case arising out of, connected with, or attributable to (x) any act or omission by RAI or any of its directors, officers, employees or agents relating to the provision of Regional Airline Services, (y) the performance, improper performance, or non-performance of any and all obligations to be undertaken by RAI or any of its directors, officers, employees or agents pursuant to this Agreement, or (z) the operation, non-operation, or improper operation of the Covered Aircraft or RAI's equipment or facilities at any location, in each case excluding only claims, demands, damages, liabilities, suits, judgments, actions, causes of action, losses, costs and expenses to the extent resulting from the gross negligence or willful misconduct of Frontier or its directors, officers, agents or employees (other than gross negligence or willful misconduct imputed to such indemnified person by reason of its interest in a Covered Aircraft). RAI will use commercially reasonable efforts to cause and assure that RAI will at all times be and remain in custody and control of all aircraft, equipment, and facilities of, or operated by, RAI, and Frontier and its directors, officers, employees and agents shall not, for any reason, be deemed to be in custody or control, or a bailee, of such aircraft, equipment or facilities.

Section 7.02  Frontier Indemnification of RAI. Frontier shall be liable for and hereby agrees fully to defend, release, discharge, indemnify, and hold harmless RAI, its directors, officers, employees, and agents from and against any and all claims, demands, damages, liabilities, suits, judgments, actions, causes of action, losses, costs and expenses of any kind, character or nature whatsoever, including attorneys' fees, costs and expenses in connection therewith and expenses of investigation and litigation thereof, which may be suffered by, accrued against, charged to, or recoverable from RAI, or its directors, officers, employees or agents, including but not limited to, any such losses, costs and expenses involving (i) death or injury (including claims of emotional distress and other non-physical injury by passengers) to any person including any of RAI's or Frontier's directors, officers, employees or agents, (ii) loss of, damage to, or destruction of property (including real, tangible and intangible property, and specifically including regulatory property such as route authorities, slots and other landing rights), including any loss of use of such property, and (iii) damages due to delays in any manner, in each case arising out of, connected with, or attributable to, (x) the performance, improper performance, or nonperformance of any and all obligations to be undertaken by Frontier or any of its directors, officers, employees or agents pursuant to this Agreement, (y) the operation, non-operation or improper operation of Frontier's aircraft, equipment or facilities (excluding, for the avoidance of doubt, Covered Aircraft and any equipment or facilities leased or subleased by Frontier to RAI) at any location, in each case excluding only claims, demands, damages, liabilities, suits judgments, actions, causes of action, losses, costs and expenses to the extent resulting from the negligence or willful misconduct of RAI or its directors, officers, agents or employees.

Section 7.03  Indemnification Claims. A party entitled to indemnification (the “Indemnified Party”) from another party under the terms of this Agreement (the “Indemnifying Party”) shall provide the Indemnifying Party with prompt written notice (an “Indemnity Notice”) of any third party claim which the Indemnified Party believes gives rise to a claim for indemnity against the Indemnifying Party hereunder. The Indemnifying Party shall be entitled, if it accepts financial responsibility for the third party claim, to control the defense of or to settle any such third party claim at its own expense and by its own counsel; provided that the Indemnified Party's prior written consent (which may not be unreasonably withheld or delayed) must be obtained prior to settling any such third party claim. The Indemnified Party shall provide the Indemnifying Party with such information as the Indemnifying Party shall reasonably request to defend any such third party claim and shall otherwise cooperate with the Indemnifying Party in the defense of any such third party claim. Except as set forth in this Section 7.03, the Indemnified Party shall not enter into any settlement or other compromise or consent to a judgment with respect to a third party claim as to which the Indemnifying Party has an indemnity obligation hereunder without the prior written consent of the Indemnifying Party (which may not be unreasonably withheld or delayed), and the entering into of any settlement or compromise or the consent to any judgment in violation of the foregoing shall constitute a waiver by the Indemnified Party of its right to indemnity hereunder to the extent the Indemnifying Party was prejudiced thereby. Any Indemnifying Party shall be subrogated to the rights of the Indemnified Party to the extent that the Indemnifying Party pays for any loss, damage or expense suffered by the Indemnified Party hereunder. If the Indemnifying Party does not accept financial responsibility for the third party claim or fails to defend against the third party claim that is the subject of an Indemnity Notice within 30 days of receiving such notice (or sooner if the nature of the third party claim so requires), or otherwise contests its obligation to indemnify the Indemnified Party in connection therewith, the Indemnified Party may, upon providing written notice to the Indemnifying Party, pay, compromise or defend such third party claim without the prior consent of the (otherwise) Indemnifying Party. In the latter event, the Indemnified Party, by proceeding to defend itself or settle the matter, does not waive any of its rights hereunder to later seek reimbursement from the Indemnifying Party.

Section 7.04  Employer's Liability; Independent Contractors; Waiver of Control

(a)  Employer's Liability and Workers' Compensation. Each party hereto assumes full responsibility for its employer's and workers' compensation liability to its respective officers, directors, employees or agents on account of injury or death resulting from or sustained in the performance of their respective service under this Agreement. Each party, with respect to its own employees, accepts full and exclusive liability for the payment of workers' compensation and employer's liability insurance premiums with respect to such employees, and for the payment of all taxes, contributions or other payments for unemployment compensation or old age or retirement benefits, pensions or annuities now or hereafter imposed upon employers by the government of the United States or any other governmental body, including state, local or foreign, with respect to such employees measured by the wages, salaries, compensation or other remuneration paid to such employees, or otherwise.

(b)  Employees, etc., of RAI. The employees, agents, and independent contractors of RAI engaged in performing any of the services RAI is to perform pursuant to this Agreement are employees, agents, and independent contractors of RAI for all purposes, and under no circumstances will be deemed to be employees, agents or independent contractors of Frontier. In its performance under this Agreement, RAI will act, for all purposes, as an independent contractor and not as an agent for Frontier. Notwithstanding the fact that RAI has agreed to follow certain procedures, instructions and standards of service of Frontier pursuant to this Agreement, Frontier will have no supervisory power or control over any employees, agents or independent contractors engaged by RAI in connection with its performance hereunder, and all complaints or requested changes in procedures made by Frontier will, in all events, be transmitted by Frontier to RAI's designated representative. Nothing contained in this Agreement is intended to limit or condition RAI's control over its operations or the conduct of its business as an air carrier.

(c)  Employees, etc., of Frontier. The employees, agents, and independent contractors of Frontier engaged in performing any of the services Frontier is to perform pursuant to this Agreement are employees, agents, and independent contractors of Frontier for all purposes, and under no circumstances will be deemed to be employees, agents, or independent contractors of RAI. RAI will have no supervision or control over any such Frontier employees, agents and independent contractors and any complaint or requested change in procedure made by RAI will be transmitted by RAI to Frontier's designated representative. In its performance under this Agreement, Frontier will act, for all purposes, as an independent contractor and not as an agent for RAI.

(d)  RAI Flights. The fact that RAI's operations are conducted under Frontier's Marks and listed under the F9 designator code will not affect their status as flights operated by RAI for purposes of this Agreement or any other agreement between the parties, and RAI and Frontier agree to advise all third parties, including passengers, of this fact.

Section 7.05  Survival The provisions of this Article VII shall survive the termination of this Agreement for a period of seven years.

ARTICLE VIII  TERM, TERMINATION AND DISPOSITION OF AIRCRAFT

Section 8.01  Term. The Term of this Agreement shall commence on and shall be effective as of the Effective Date and, unless earlier terminated for Cause or breach or extended as provided herein, shall continue until the eleventh (11th) anniversary of the date the last Covered Aircraft was placed into service, as such date may be extended pursuant to Section 10.17 hereof (the “Term”).

Section 8.02  Early Termination

(a)  By Frontier for Cause. Frontier shall have the right to terminate this Agreement upon written notice following the occurrence of any event that constitutes Cause. Any termination pursuant to this Section 8.02(a) shall supersede any other termination pursuant to any other provision of this Agreement (even if such other right of termination shall already have been exercised) The notice of termination provided by Frontier pursuant to this Section 8.02(a) shall designate a termination date (which may be any date between the date of the notice and a date no more than 120 days of the date of the notice) and will also indicate whether or not Frontier intends to submit a Wind-Down Schedule pursuant to Section 8.03(a), and the termination date set forth in the notice provided by Frontier will be the Termination Date for purposes of this Agreement (and such Termination Date pursuant to this Section 8.02(a) shall supersede any other Termination Date that may have been previously established pursuant to another termination). In the event that Frontier shall not have delivered written notice of termination pursuant to this Section 8.02(a) within 45 days after Frontier receives written notice from RAI of the occurrence of any event that constitutes Cause by RAI, then Frontier shall be conclusively deemed to have waived any right to terminate this Agreement based upon such event; provided that such waiver shall not apply to any subsequent or continuing event that constitutes Cause.

(b)  By Frontier for Breach. Frontier may terminate this Agreement, upon two Business Days’ prior written notice, upon the occurrence of (A) a material breach of this Agreement by RAI as described in clause (i) below, which breach shall not have been cured within such two Business Day period, or (B) a breach by RAI of its covenant contained in Section 5.04. Frontier may also terminate this Agreement upon the occurrence of any other material breach of this Agreement by RAI, which breach shall not have been cured within 60 days after written notice of such breach is delivered by Frontier to RAI (which 60-day notice period may run concurrently with the 15-day notice period, if any, provided pursuant to Section 4.03 for non-safety-related breaches). Any termination notice provided by Frontier pursuant to this Section 8.02(b) shall specify a Termination Date that will be no more than 90 days from the date of such notice. The parties hereto agree that, without limiting the circumstances or events that may constitute a material breach, each of the following shall constitute a material breach of this Agreement by RAI: (i) a reasonable and good faith determination by Frontier, using recognized standards of safety, that there is a material safety concern with the operation of any Scheduled Flights, or (ii) the grounding of the Covered Aircraft by regulatory or court order or other governmental action. In the event that Frontier shall not have delivered written notice of termination pursuant to this Section 8.02(b) within 45 days after Frontier receives written notice from RAI of any material breach of this Agreement by RAI, then Frontier shall be conclusively deemed to have waived any right to terminate this Agreement based upon such breach; provided that such waiver shall not apply to any subsequent or continuing breach.

(c)  By RAI for Breach. RAI may terminate this Agreement upon (i) five Business Days prior written notice upon (A) any failure by Frontier to make any payment or payments under this Agreement aggregating in excess of [* ], including without limitation, any payments which become due during any Wind-Down Period, but specifically excluding any amounts which are the subject of a good faith dispute between the parties, which failure shall not have been cured within five Business Days after written notice of such failure is delivered by RAI to Frontier, or (B) a breach by Frontier of its covenant contained in Section 5.04, (ii) the occurrence of any other failure by Frontier to make any payment or payments under this Agreement aggregating in excess of [*], including without limitation, any payments which become due during any Wind-Down Period, but specifically excluding any amounts which are the subject of a good faith dispute between the parties, which failure shall not have been cured within 20 days after written notice of such breach is delivered by RAI to Frontier, or (iii) the occurrence of any other material breach of this Agreement by Frontier, including without limitation, any breach during any Wind-Down Period, which breach shall not have been cured within 60 days after written notice of such breach is received by Frontier. In the event that RAI shall not have delivered written notice of termination pursuant to this Section 8.02(c) within 45 days after RAI receives written notice from Frontier of any material breach of this Agreement by Frontier, then RAI shall be conclusively deemed to have waived any right to terminate this Agreement based upon such breach; provided that such waiver shall not apply to any subsequent or continuing breach.

(d) Survival During Wind-Down Period. Notwithstanding the Termination Date indicated in any notice of termination provided by either party pursuant to this Agreement, upon any termination hereunder where a party has elected to provide a Wind-Down Schedule, the Term shall continue, and this Agreement shall survive in full force and effect, beyond the Termination Date until the end of the Wind-Down Period, if any, and the rights and obligations of the parties under this Agreement, including without limitation remedies available upon the occurrence of events constituting Cause or material breach, shall continue with respect to the Covered Aircraft until the final Covered Aircraft is withdrawn from this Agreement.

Section 8.03  Disposition of Aircraft during Wind-Down Period

(a)  Termination by Frontier for Cause. If this Agreement is terminated pursuant to Section 8.02(a), the Covered Aircraft shall be completely withdrawn from the capacity purchase provisions of this Agreement as of the Termination Date and shall cease to be Covered Aircraft as of such date, unless the notice of termination provided by Frontier under Section 8.02(a) indicates that Frontier intends to submit a Wind-Down Schedule. In such event within 120 days of sending the notice of termination pursuant to Section 8.02(a), Frontier will provide an irrevocable Wind-Down Schedule according to which the Covered Aircraft will be withdrawn from the capacity purchase provisions of this Agreement. The Wind-Down Schedule will provide for the withdrawal of the Covered Aircraft no sooner than the Termination Date and no later than 24 months from the Termination Date. The provisions of this Section 8.03(a) shall supersede any Wind-Down Schedule delivered pursuant to any other provision of this Agreement.
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(b)  Termination by Frontier for Breach or Change of Control. If this Agreement is terminated by Frontier under Section 8.02(b), Section 5.03, or Section 5.04, then the Covered Aircraft shall be withdrawn from the capacity purchase provisions of this Agreement in accordance with the following terms and conditions:

(i)  Within 180 days of delivery of any notice of termination, Frontier shall deliver to RAI an irrevocable written Wind-Down Schedule, providing for the withdrawal of such Covered Aircraft from the capacity purchase provisions of this Agreement, delineating the number of each aircraft to be withdrawn by month, which will not be more than [* ] Covered Aircraft per month.

(ii)  The Wind-Down Schedule may not provide for the withdrawal of any Covered Aircraft beyond any date more than 24 months after the Termination Date.

(c)  Termination by RAI for Breach. If this Agreement is terminated by RAI under Section 8.02(c) or Section 5.03, then the Covered Aircraft shall be withdrawn from the capacity purchase provisions of this Agreement in accordance with the following terms and conditions: The notice of termination delivered by RAI to Frontier pursuant to Section 8.02(c)(i) shall be irrevocable and shall contain a Termination Date that is no more than 60 days after the date of such notice; provided that such termination notice shall be void and of no further effect automatically upon the payment by Frontier prior to such Termination Date of all unpaid amounts giving rise to the default under Section 8.02(c)(i). As of the Termination Date set forth in a notice of termination delivered pursuant to Section 8.02(c)(i), all of the Covered Aircraft shall automatically be withdrawn from the capacity purchase provisions of this Agreement and shall cease to be Covered Aircraft as of such date. The notice of termination delivered by RAI to Frontier pursuant to Section 8.02(c)(ii) shall be irrevocable and shall contain a Termination Date that is at least 10 and not more than 360 days after the date of such notice. The notice of termination delivered by RAI to Frontier pursuant to Section 8.02(c)(iii) or Section 5.03 shall be irrevocable and shall contain a Termination Date that is no fewer than 180 days after the date of such notice. Prior to the earlier of (i) two Business Days prior to the Termination Date, and (ii) the 90th day after receipt of such termination notice pursuant to Section 8.02(c)(ii), 8.02(c)(iii), or 5.03, RAI shall deliver to Frontier a Wind-Down Schedule beginning on such Termination Date; provided that no Wind-Down Period shall occur following a termination pursuant to Section 8.02(c)(ii) if Frontier shall not have cured the payment default giving rise to such termination prior to or simultaneously with its delivery of the Wind-Down Schedule to RAI. The Wind-Down Schedule may not provide for the withdrawal of any Covered Aircraft beyond any date more than 12 months after the Termination Date nor provide for the removal of more than [* ] Covered Aircraft per calendar month.

(d)  Termination at End of Term. If the Agreement is terminated at the end of the Term or any extension thereof (other than pursuant to Section 8.02), Frontier shall deliver to RAI a Wind-Down Schedule no fewer than 180 days prior to the end of the Term or any extension thereof. Such Wind-Down Schedule may not provide for the withdrawal of any Covered Aircraft beyond any date more than 18 months after the end of the Term or extension period nor provide for the removal of more than [*] Covered Aircraft per calendar month

(e)  Other Remedies for Labor Strike and Other Circumstances. In the event of (i) the occurrence of a Labor Strike that shall have continued for at least three consecutive days or (ii) the mandatory grounding of the Covered Aircraft by the FAA, then for so long as such Labor Strike or grounding shall continue and thereafter until the Controllable Completion Factor Percentage of Scheduled Flights (calculated on a daily basis) on any day of the week equals or exceeds the Controllable Completion Factor Percentage Target Threshold of Scheduled Flights, Frontier shall not be required to pay any of the Fixed Cost elements set forth on Appendix 1 to Exhibit D. The rights set forth in this Section 8.03(e) are in addition to, and not in limitation of, any other right of Frontier arising hereunder.

(f)  Punitive Damages. No party to this Agreement or any of its affiliates shall be liable to any other party hereto or any of its affiliates for claims for punitive, special or exemplary damages, arising out of or relating to this Agreement or the transactions contemplated hereby, regardless of whether a claim is based on contract, tort (including negligence), strict liability, violation of any applicable deceptive trade practices act or similar law or any other legal or equitable principle, and each party releases the others and their respective affiliates from liability for any such damages. No party shall be entitled to rescission of this Agreement as a result of breach of any other party's representations, warranties, covenants or agreements, or for any other matter; provided, that nothing in this Section 8.03(f) shall restrict the right of any party to exercise any right to terminate this Agreement pursuant to the terms hereof.

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ARTICLE IX  REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 9.01  Representations and Warranties of RAI. RAI represents and warrants to Frontier as of the date hereof as follows:

(a)  Organization and Qualification. RAI is a duly organized and validly existing corporation under the laws of the State of Indiana. RAI has the corporate power and authority to own, operate and use its assets and to provide the Regional Airline Services. RAI is duly qualified to do business as a foreign corporation under the laws of each jurisdiction that requires such qualification, except where the failure to possess such qualification would not have a material adverse effect on RAI or its ability to conduct its business, to provide Regional Airline Services, and otherwise to perform its obligations hereunder.

(b)  Authority Relative to this Agreement. RAI has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of RAI. This Agreement has been duly and validly executed and delivered by RAI and is, assuming due execution and delivery thereof by Frontier and that Frontier has legal power and right to enter into this Agreement, a valid and binding obligation of RAI, enforceable against RAI in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at law or otherwise under applicable law).

(c)  Conflicts. Neither the execution or delivery of this Agreement nor the performance by RAI of the transactions contemplated hereby will (i) violate, conflict with, or constitute a default under any of the terms of RAI's certificate of incorporation, by-laws, or any provision of, or result in the acceleration of any obligation under, any material contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease or other agreement to which RAI is a party or by which it or any of its properties or assets may be bound, (ii) result in the creation or imposition of any lien, charge or encumbrance in favor of any third person or entity, (iii) violate any law, statute, judgment, decree, order, rule or regulation of any governmental authority or body, or (iv) constitute any event which, after notice or lapse of time or both, would result in such violation, conflict, default, acceleration or creation or imposition of liens, charges or encumbrances.

(d)  No Default. RAI is not (i) in violation of its charter or by-laws, (ii) in breach or default in any material respect, and no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject or (iii) in violation of any law, ordinance, governmental rule, regulation or court decree to which it or its property or assets may be subject or has failed to obtain any material license, permit, certificate, franchise or other governmental authorization or permit necessary to the ownership of its property or to the conduct of its business, where such violation, breach, default or failure would have a material adverse effect on RAI or on its ability to provide Regional Airlines Services and otherwise perform its obligations hereunder. To the knowledge of RAI, no third party to any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument that is material to RAI to which RAI is a party or by which any of them are bound or to which any of their properties are subject, is in default in any material respect under any such agreement.

(e)  Broker. RAI has not retained or agreed to pay any broker or finder with respect to this Agreement and the transactions contemplated hereby.

(f)  Financial Statements. The financial statements (including the related notes and supporting schedules) of RAI Holdings delivered (or, if filed with the Securities and Exchange Commission, made available) to Frontier immediately prior to the date hereof fairly present in all material respects the consolidated financial position of RAI Holdings and its results of operations as of the dates and for the periods specified therein. Since the date of the latest of such financial statements, there has been no material adverse change nor any development or event involving a prospective material adverse change with respect to RAI Holdings. Such financial statements have been prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved, except to the extent disclosed therein.

(g)  Insurance. RAI is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts and with such deductibles as are customary in the businesses in which they are engaged. RAI has not received notice of cancellation or non-renewal of such insurance. All such insurance is outstanding and duly in force on the date hereof. RAI has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a material adverse effect on RAI.

(h)  No Proceedings. There are no legal or governmental proceedings pending, or investigations commenced of which RAI has received notice, in each case to which RAI is a party or of which any property or assets of RAI is the subject which, if determined adversely to RAI, would individually or in the aggregate have a material adverse effect on RAI or on RAI's ability to provide Regional Airlines Services and otherwise perform its obligations hereunder; and to the best knowledge of RAI, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

(i)  No Labor Dispute. No labor dispute with the employees of RAI exists or, to the knowledge of RAI, is imminent which would reasonably be expected to have a material adverse effect on RAI or on its ability to provide Regional Airlines Services and otherwise perform their respective obligations hereunder.

(j)  Permits. Other than FAA certification for over-water operations, which certification RAI intends to obtain prior to the inservice date of the fifth Covered Aircraft, RAI possesses all material certificates, authorizations and permits issued by FAA and other applicable federal, state or foreign regulatory authorities necessary to conduct their respective businesses, to provide Regional Airlines Services and otherwise to perform their respective obligations hereunder, and RAI has not received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a material adverse effect on RAI or on its ability to conduct its businesses, to provide Regional Airlines Services and otherwise to perform its obligations hereunder.

Section 9.02  Representations and Warranties of Frontier. Frontier represents and warrants to RAI as of the date hereof as follows:

(a)  Organization and Qualification. Frontier is a duly incorporated and validly existing corporation in good standing under the laws of the State of Colorado.

(b)  Authority Relative to this Agreement. Frontier has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Frontier. This Agreement has been duly and validly executed and delivered by Frontier and is, assuming due execution and delivery thereof by RAI and that RAI has legal power and right to enter into this Agreement, a valid and binding obligation of Frontier, enforceable against Frontier in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at law or otherwise under applicable law).

(c)  Conflicts; Defaults. Neither the execution or delivery of this Agreement nor the performance by Frontier of the transactions contemplated hereby will (i) violate, conflict with, or constitute a default under any of the terms of Frontier's certificate of incorporation, by-laws, or any provision of, or result in the acceleration of any obligation under, any material contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease or other agreement to which Frontier is a party or by which it or its properties or assets may be bound, (ii) result in the creation or imposition of any lien, charge or encumbrance in favor of any third person or entity, (iii) violate any law, statute, judgment, decree, order, rule or regulation of any governmental authority or body, or (iv) constitute any event which, after notice or lapse of time or both, would result in such violation, conflict, default, acceleration or creation or imposition of liens, charges or encumbrances.

(d)  Broker. Frontier has not retained or agreed to pay any broker or finder with respect to this Agreement and the transactions contemplated hereby.

(e)  No Proceedings. There are no legal or governmental proceedings pending, or investigations commenced of which Frontier has received notice, in each case to which Frontier is a party or of which any property or assets of Frontier is the subject which, if determined adversely to Frontier, would individually or in the aggregate have a material adverse effect on Frontier or on its ability to perform its obligations hereunder; and to the best knowledge of Frontier, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

(f)  Financial Statements. The financial statements (including the related notes and supporting schedules) of Frontier Holdings delivered (or, if filed with the Securities and Exchange Commission, made available) to RAI immediately prior to the date hereof fairly present in all material respects the consolidated financial position of Frontier Holdings. Since the date of the latest of such financial statements, there has been no material adverse change nor any development or event involving a prospective material adverse change with respect to Frontier Holdings. Such financial statements have been prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved, except to the extent disclosed therein.

ARTICLE X  MISCELLANEOUS

Section 10.01  Transition Arrangements

(a)  Scheduling. Subsequent to the execution of this Agreement, and prior to the inservice date of the first Covered Aircraft, RAI and Frontier shall work together to facilitate the initial monthly scheduling of Scheduled Flights.

(b)  Other Setup Arrangements. Subsequent to the execution of this Agreement, and prior to the inservice date of the first Covered Aircraft, RAI and Frontier shall work together to facilitate all other relevant aspects of the commencement of RAI's provision of Regional Airlines Services, including without limitation the provision of passenger-related and technology-related services.

Section 10.02  Notices. All notices made pursuant to this Agreement shall be in writing and shall be deemed given upon (a) a transmitter's confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery by a standard overnight courier the following Business Day or if delivered by hand the following Business Day), or (b) confirmed delivery by a standard overnight courier or delivered by hand, to the parties at the following addresses:
 if to Frontier:

Frontier Airlines, Inc.7001 Tower Road
Denver, Colorado 80249
Attention: Senior Vice President - Marketing & PlanningTelecopy No.: (720) 374-4375
Email: jhapp@flyfrontier.com

With copy to:

Frontier Airlines, Inc.
7001 Tower Road
Denver, Colorado 80249
Attention: General Counsel
Telecopy No.: 720-374-4579
Email: dsislowski@flyfrontier.com

if to RAI:

Republic Airways Holdings Inc.8909 Purdue Road, Suite 300
Indianapolis, IN 46268
Attention: President and Chief Executive OfficerTelecopy No.: 317-484-4547
Email: bbedford@rjet.com

With copy to:

Republic Airways Holdings, Inc.
8909 Purdue Road, Suite 300
Indianapolis, Indiana 46268
Attention: Mr. Timothy Dooley
Telecopy: 317-484-4580
Email: tdooley@rjet.com

or to such other address as any party hereto may have furnished to the other parties by a notice in writing in accordance with this Section 10.02 .
Section 10.03  Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon the parties hereto and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to a merger or other consolidation of either party with another Person (and without limiting Frontier's and RAI’s respective rights pursuant to Section 5.03 hereof), neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties.

Section 10.04  Amendment and Modification. This Agreement may not be amended or modified in any respect except by a written agreement signed by the parties hereto that specifically states that it is intended to amend or modify this Agreement.

Section 10.05  Waiver. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but such waiver shall be effective only if it is in writing signed by the party against which such waiver is to be asserted that specifically states that it is intended to waive such term. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement. No failure by any party to take any action or assert any right or privilege hereunder shall be deemed to be a waiver of such right or privilege in the event of the continuation or repetition of the circumstances giving rise to such right unless expressly waived in writing by each party against whom the existence of such waiver is asserted.

Section 10.06  Interpretation. The table of contents and the section and other headings and subheadings contained in this Agreement and in the exhibits and schedules hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit or schedule hereto. All references to days or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to an “Article,” a “Section,” an “Exhibit,” or a “Schedule” shall be deemed to refer to a section of this Agreement or an exhibit or schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, unless otherwise specifically provided, they shall be deemed to be followed by the words “without limitation.” This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing the document to be drafted.

Section 10.07  Confidentiality. Except as required by law or stock exchange or other regulation or in any proceeding to enforce the provisions of this Agreement, or as otherwise provided below, each party hereby agrees not to publicize or disclose to any third party (x) the terms or conditions of this Agreement, or any exhibit, schedule or appendix hereto or thereto, or any information, data, schedules, route information, fare schedules and rules shared between the parties during the course of performance under this Agreement, without the prior written consent of the other parties thereto, or (y) any confidential information or data, both oral and written, received from the other, whether pursuant to or in connection with this Agreement, and designated as such by the other without the prior written consent of the party providing such confidential information or data (except that a party may disclose such information to its third party consultants, advisors and representatives, in each case who are themselves bound to keep such information confidential). Each of party hereby agrees not to use any such confidential information or data of the other party other than in connection with performing their respective obligations or enforcing their respective rights under this Agreement, or as otherwise expressly permitted or contemplated by this Agreement. If either party is served with a subpoena or other process requiring the production or disclosure of any of such agreements or information, then the party receiving such subpoena or other process, before complying with such subpoena or other process, shall, unless expressly requested not to do so by a government agency issuing the subpoena or other process, immediately notify the other parties hereto of same and permit said other parties a reasonable period of time to intervene and contest disclosure or production. Upon termination of this Agreement, each party must return to each other any confidential information or data received from the other and designated as such by the party providing such confidential information or data which is still in the recipient's possession or control. Without limiting the foregoing, no party shall be prevented from disclosing the following terms of this Agreement: the number of aircraft subject hereto, the periods for which such aircraft are subject hereto, and any termination provisions contained herein. The provisions of this Section 10.07 shall survive the termination of this Agreement for a period of ten years.

Section 10.08  Arbitration

(a)  Agreement to Arbitrate. Subject to the equitable remedies provided under Section 10.11, any and all claims, demands, causes of action, disputes, controversies and other matters in question (all of which are referred to herein as “Claims”) arising out of or relating to this Agreement, shall be resolved by binding arbitration pursuant to the procedures set forth by the International Institute for Conflict Prevention and Resolution (the “CPR”). Each of the parties agrees that arbitration under this Section 10.08 is the exclusive method for resolving any Claim and that it will not commence an action or proceeding based on a Claim hereunder, except to enforce the arbitrators' decisions as provided in this Section 10.08, to compel any other party to participate in arbitration under this Section 10.08. The governing law for any such action or proceeding shall be the law set forth in Section 10.08(f).

(b)  Initiation of Arbitration. If any Claim has not been resolved by mutual agreement on or before the 15th day following the first notice of the Claim to or from a disputing party, then the arbitration may be initiated by one party by providing to the other party a written notice of arbitration specifying the Claim or Claims to be arbitrated. If a party refuses to honor its obligations to arbitrate under this provision, the other party may compel arbitration in either federal or state court in New York, New York and seek recovery of its attorneys' fees and court costs incurred if the arbitration is ordered to proceed.

(c)  Place of Arbitration. The arbitration proceeding shall be conducted in New York, New York, or some other location mutually agreed upon by the parties.

(d)  Selection of Arbitrators. The arbitration panel (the “Panel”) shall consist of three arbitrators who are qualified to hear the type of Claim at issue. They may be selected by agreement of the Parties within thirty days of the notice initiating the arbitration procedure, or from the date of any order compelling such arbitration to proceed. If the Parties fail to agree upon the designation of any or all the Panel, then the Parties shall request the assistance of the CPR. The Panel shall make all of its decisions by majority vote. Evident partiality on the part of an arbitrator exists only where the circumstances are such that a reasonable person would have to conclude there in fact existed actual bias, and a mere appearance or impression of bias will not constitute evident partiality or otherwise disqualify an arbitrator. The decision of the Panel will be binding and non-appealable, except as permitted under the Federal Arbitration Act.

(e)  Choice of Law as to Procedural Matters. The enforcement of this agreement to arbitrate, and all procedural aspects of the proceeding pursuant to this agreement to arbitrate, including but not limited to, the issues subject to arbitration (i.e., arbitrability), the scope of the arbitrable issues, and the rules governing the conduct of the arbitration, unless otherwise agreed by the Parties, shall be governed by and construed pursuant to the Federal Arbitration Act.

(f)  Choice of Law as to Substantive Claims. In deciding the substance of the parties' Claims, the arbitrators shall apply the substantive laws of the State of New York (excluding New York choice-of-law principles that might call for the application of the law of another jurisdiction).

(g)  Procedure. It is contemplated that the arbitration proceeding will be self-administered by the parties and conducted in accordance with procedures jointly determined by the Panel and the Parties; provided, however, that if either or both Parties believes the process will be enhanced if it is administered by the CPR, then either or both Parties shall have the right to cause the process to become administered by the CPR and, thereafter, the arbitration shall be conducted, where applicable or appropriate, pursuant to the administration of the CPR. In determining the extent of discovery, the number and length of depositions, and all other pre-hearing matters, the Panel shall endeavor to the extent possible to streamline the proceedings and minimize the time and cost of the proceedings.

(h)  Final Hearing. The final hearing shall be conducted within 120 days of the selection of the entire Panel. The final hearing shall not exceed ten business days, with each party to be granted one-half of the allocated time to present its case to the arbitrators, unless otherwise agreed by the Parties.

(i)  Damages. Only actual damages may be awarded. It is expressly agreed that the Panel shall have no authority to award treble, exemplary or punitive damages of any type under any circumstances regardless of whether such damages may be available under the applicable law.

(j)  Decision of the Arbitration. The Panel shall render its final decision and award in writing within 20 days of the completion of the final hearing completely resolving all of the Claims that are the subject of the arbitration proceeding. The Panel shall certify in its decision that no part of its award includes any amount for treble, exemplary or punitive damages. The Panel's decision and award shall be final and non-appealable to the maximum extent permitted by law. Any and all of the Panel's orders and decisions will be enforceable in, and judgment upon any award rendered in the arbitration proceeding may be confirmed and entered by, any federal or state court in New York, New York having jurisdiction.

(k)  Confidentiality. All proceedings conducted hereunder and the decision and award of the Panel shall be kept confidential by the Panel and, except as required by law or stock exchange regulation or in any proceeding to enforce any decision or award by the Panel, by the Parties.

Section 10.09  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Agreement may be executed by facsimile signature.

Section 10.10  Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11  Equitable Remedies; Certain Liquidated Damages

(a)  Equitable Remedies. Each party acknowledges and agrees that, under certain circumstances, the breach by a party of a term or provision of this Agreement will materially and irreparably harm the other party, that money damages will accordingly not be an adequate remedy for such breach and that the non-defaulting party, in its sole discretion and in addition to its rights under this Agreement and any other remedies it may have at law or in equity, may apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any breach of the provisions of this Agreement.

(b)  Certain Liquidated Damages. RAI will update from time to time Exhibit B to reflect the exact in-service week and in-service day that each of the TBD aircraft appearing on Exhibit B is known, with notification to Frontier as to such week being no later than [* ] in advance of the in-service week and the notification as to such date being no later than [*] in advance of the in-service date. RAI will deliver such amended Exhibit B to Frontier as soon as possible. If RAI shall fail to provide a Covered Aircraft (such Covered Aircraft being referred to as a “Delayed Aircraft”) on the applicable in-service day reflected on the amended Exhibit B, or, if no inservice date has been specified, the last day of the applicable scheduled inservice week, or, if no inservice week has been designated, the last day of the inservice month (in each case, the “Anticipated Service Date”), RAI will pay to Frontier liquidated damages in an amount equal to [* ] per each day between the Anticipated Service Date and the actual in-service date of such aircraft (or, if applicable, the date of any election by Frontier to remove the aircraft, as provided below), provided that, in the event such inservice delay is due to circumstances beyond the control of RAI and RAI provides prior notice (the “Delay Notice”) of such delay, such liquidated damages shall not in any event exceed (x) [*] if the Delay Notice is provided to Frontier no fewer than [*] prior to the Anticipated Service Date for the Delayed Aircraft, or (y) if such notice is delivered fewer than [*] prior to the Anticipated Service Date for the Delayed Aircraft, (i) [*] plus (ii) [*] times the difference between [*] minus the number of days between the date of such notice and the Anticipated Service Date for the Delayed Aircraft, and provided further, if the revised delivery date for the Delayed Aircraft indicated in the Delay Notice (or in any subsequent notice as a result of subsequent delays), is more than [*] beyond the Anticipated Service Date, Frontier will have the right, to be exercised within five Business Days of receipt of such notice (or subsequent notice), to elect to remove the Delayed Aircraft from the terms of this Agreement. Should Frontier elect to remove the Delayed Aircraft from the terms of this Agreement pursuant to this Section 10.11(b), (x) if such removal occurs prior to the Anticipated Service Date, no liquidated damages shall be payable by RAI, and (y) if such removal occurs after the Anticipated Service Date as a result of any such subsequent notice, the liquidated damages described herein will be calculated based on the number of days between the Anticipated Service Date and the date of Frontier’s election to remove such aircraft from this Agreement.

The parties agree that the damages to be suffered by Frontier in connection with RAI's failure to deliver an aircraft on an Anticipated Service Date shall be difficult to calculate, and that the foregoing liquidated damages are a good faith estimate of such damages, and that such liquidated damages are not intended to be a penalty. The parties further agree that the foregoing liquidated damages shall be Frontier's sole and exclusive remedies against RAI for any damages suffered solely as a result of RAI's failure to deliver an aircraft on an Anticipated Service Date as described above.
(c)  Other Limitations on Seeking Damages. Neither the right of any party to terminate this Agreement, nor the exercise of such right, shall constitute a limitation on such party's right to seek damages or such other legal redress to which such party may otherwise be entitled; provided that, absent the occurrence of another breach of this Agreement by RAI, Frontier shall not be entitled to seek damages solely for the occurrence of (i) an event of Cause of the type described in clause (iii) or clause (iv) of the definition thereof, (ii) a material breach of the type described in clause (ii) of Section 8.02(b), or (iii) a termination pursuant to Section 5.03.

Section 10.12  Relationship of Parties. Nothing in this Agreement shall be interpreted or construed as establishing between the parties a partnership, joint venture or other similar arrangement.

Section 10.13  Entire Agreement; No Third Party Beneficiaries. This Agreement (including the exhibits and schedules hereto) are intended by the parties as a complete statement of the entire agreement and understanding of the parties with respect to the subject matter hereof and all matters between the parties related to the subject matter herein or therein set forth. This Agreement is made among, and for the benefit of, the parties hereto, and the parties do not intend to create any third-party beneficiaries hereby, and no other Person shall have any rights arising under, or interests in or to, this Agreement.

Section 10.14  Governing Law. Except with respect to matters referenced in Section 10.08(e) (which shall be governed by and construed pursuant to the Federal Arbitration Act), this Agreement shall be governed by and construed in accordance with the laws of the State of New York (excluding New York choice-of-law principles that might call for the application of the law of another jurisdiction) as to all matters, including matters of validity, construction, effect, performance and remedies. Except as otherwise provided in Section 10.08(e), any action arising out of this Agreement or the rights and duties of the parties arising hereunder may be brought, if at all, only in the state or federal courts located in the City and County of New York, New York.

Section 10.15   Right of Set-Off. If any party hereto shall be in default hereunder to any other party, then in any such case the non-defaulting party shall be entitled to set off from any payment owed by such non-defaulting party to the defaulting party hereunder any amount owed by the defaulting party to the non-defaulting party thereunder; provided that contemporaneously with any such set-off, the non-defaulting party shall give written notice of such action to the defaulting party; provided further that the failure to give such notice shall not affect the validity of the set-off. It is specifically agreed that (i) for purposes of the set-off by any non-defaulting party, mutuality shall be deemed to exist among the parties; (ii) reciprocity among the parties exists with respect to their relative rights and obligations in respect of any such set-off; and (iii) the right of set-off is given as additional security to induce the parties to enter into the transactions contemplated hereby. Upon completion of any such set-off, the obligation of the defaulting party to the non-defaulting party shall be extinguished to the extent of the amount so set-off. Each party hereto further waives any right to assert as a defense to any attempted set-off the requirements of liquidation or mutuality. This set-off provision shall be without prejudice, and in addition, to any right of set-off, combination of accounts, lien or other right to which any non-defaulting party is at any time otherwise entitled (either by operation of law, contract or otherwise), including without limitation pursuant to Section 3.06(b)(ii) hereof.

Section 10.16  Cooperation with Respect to Reporting. Each of the parties hereto agrees to use its commercially reasonable efforts to cooperate with each other party in providing necessary data, to the extent in the possession of the first party, required by such other party in order to meet any reporting requirements to, or otherwise in connection with any filing with or provision of information to be made to, any regulatory agency or other governmental authority.

Section 10.17  Extension of Term.  Frontier may extend the Term of this Agreement for up to two extension periods by delivering to RAI written notice on such extension no less than 365 days prior to the end of the then existing Term. Any extension shall be for no less than three years.
_______________
* Confidential

Section 10.18    Life Limited Parts.
 Frontier and RAI shall each cooperate with one another in order to manage and minimize engine life limited parts (“LLP”) expenses for Covered Aircraft. To that end, RAI shall provide annual projections of LLP requirements and supplemental notice of specific engine maintenance events which require LLP replacement as they are scheduled. Frontier may, at its option and with RAI's consent (which consent shall not be unreasonably withheld) provide or arrange the provision of used serviceable LLPs that otherwise meet RAI's specifications and reasonable minimum cycle-remaining requirements, to be incorporated into a Covered Aircraft. In connection with the withdrawal of any Covered Aircraft from the capacity purchase provisions of this Agreement (whether at the end of such aircraft's scheduled term or otherwise), Frontier shall pay RAI for the pro-rata cost (based on useful life and using the then-current catalogue price for LLPs) of all LLPs consumed for all Scheduled Flights by such Covered Aircraft under this Agreement, and RAI shall pay Frontier for the pro-rata cost (based on useful life and using the then-current catalogue price for LLPs) of all LLPs provided by Frontier and incorporated into such Covered Aircraft pursuant to the previous sentence and not consumed for any Scheduled Flights under this Agreement.

Section 10.19 RAI Holdings Guarantee.

(a) RAI Holdings does hereby unconditionally and irrevocably guaranty to Frontier, as a primary obligor and not merely as surety, (i) the due, punctual, and full payment (when due, by acceleration or otherwise) of each amount which RAI is or may become obligated to pay under this Agreement, (ii) the full and punctual performance and observance by RAI of each term, provision, condition, agreement and covenant for which it is liable contained in this Agreement, and (iii) the accuracy of each of the representations and warranties of RAI set forth in this Agreement. RAI Holdings hereby expressly waives notice, promptness, presentment and diligence as to the obligations guaranteed hereby and acceptance of this guarantee or any requirement that Frontier proceed first against RAI or any security for or any other guarantor of any of the obligations guaranteed hereunder (and without having to join any other person in any such action). RAI Holdings agrees that it shall not be required to consent to, or receive any notice of, any amendment or modification of, or waiver, consent or extension with respect to, this Agreement or any payments or performance obligations required of RAI herein.

(b) This guarantee by RAI Holdings is a guarantee of payment and performance and not merely a guaranty of collection, and RAI Holding’s liabilities and obligations under this guarantee are and shall at all times continue to be absolute, irrevocable and unconditional in all respects in accordance with the terms of this Section 10.19, and shall at all times be valid and enforceable without set off, deduction, or counterclaim irrespective of any other agreements or circumstances of any nature whatsoever which might otherwise constitute a defense to this guarantee or the obligations of RAI Holdings hereunder.

(c) The guarantee by RAI Holdings in this Section 10.19 shall continue to be effective, or be reinstated, as the case may be, if at any time payment by RAI or RAI Holdings of all or any part of any sum payable pursuant to this Agreement or this guarantee is rescinded or otherwise must be returned by Frontier upon RAI’s insolvency, bankruptcy or reorganization, all as though such payment had not been made. Until all of the obligations guaranteed hereunder shall have been paid and performed in full, RAI Holdings shall have no right of subrogation or any other right to enforce any remedy which Frontier now has or may hereafter have against RAI.

(d) RAI Holdings hereby represents and warrants (i) that it has the necessary power and authority to execute and deliver this Agreement, (ii) all required consents, approvals and authorizations have been obtained with respect to the execution and delivery of this Agreement by RAI Holdings, and (iii) that this Agreement has been duly executed and delivered by RAI Holdings and is enforceable against RAI Holdings in accordance with its terms, and (iv) the execution and delivery of this Agreement by RAI Holdings does not violate its certificate of incorporation or bylaws or the terms of any material contract to which it is a party or by which it is bound, provided, the representations and warranties set forth in clauses (i) through (iv) above are solely as to the extent necessary to provide the guarantee set forth in this Section 10.19, and, provided further, that such representations and warranties as to enforceability are qualified to the extent enforceability may be effected by the laws of bankruptcy and equity.

Section 10.20 Frontier Holdings Guarantee.

(a) Frontier Holdings does hereby unconditionally and irrevocably guaranty to RAI, as a primary obligor and not merely as surety, (i) the due, punctual, and full payment (when due, by acceleration or otherwise) of each amount which Frontier is or may become obligated to pay under this Agreement, (ii) the full and punctual performance and observance by Frontier of each term, provision, condition, agreement and covenant for which it is liable contained in this Agreement, and (iii) the accuracy of each of the representations and warranties of Frontier set forth in this Agreement. Frontier Holdings hereby expressly waives notice, promptness, presentment and diligence as to the obligations guaranteed hereby and acceptance of this guarantee or any requirement that RAI proceed first against Frontier or any security for or any other guarantor of any of the obligations guaranteed hereunder (and without having to join any other person in any such action). Frontier Holdings agrees that it shall not be required to consent to, or receive any notice of, any amendment or modification of, or waiver, consent or extension with respect to, this Agreement or any payments or performance obligations required of Frontier herein.

(b) This guarantee by Frontier Holdings is a guarantee of payment and performance and not merely a guaranty of collection, and Frontier Holding’s liabilities and obligations under this guarantee are and shall at all times continue to be absolute, irrevocable and unconditional in all respects in accordance with the terms of this Section 10.20, and shall at all times be valid and enforceable without set off, deduction, or counterclaim irrespective of any other agreements or circumstances of any nature whatsoever which might otherwise constitute a defense to this guarantee or the obligations of Frontier Holdings hereunder.

(c) The guarantee by Frontier Holdings in this Section 10.20 shall continue to be effective, or be reinstated, as the case may be, if at any time payment by Frontier or Frontier Holdings of all or any part of any sum payable pursuant to this Agreement or this guarantee is rescinded or otherwise must be returned by RAI upon Frontier’s insolvency, bankruptcy or reorganization, all as though such payment had not been made. Until all of the obligations guaranteed hereunder shall have been paid and performed in full, Frontier Holdings shall have no right of subrogation or any other right to enforce any remedy which RAI now has or may hereafter have against Frontier.

(d) RAI Holdings hereby represents and warrants (i) that it has the necessary power and authority to execute and deliver this Agreement, (ii) all required consents, approvals and authorizations have been obtained with respect to the execution and delivery of this Agreement by RAI Holdings, and (iii) that this Agreement has been duly executed and delivered by RAI Holdings and is enforceable against RAI Holdings in accordance with its terms, and (iv) the execution and delivery of this Agreement by Frontier Holdings does not violate its certificate of incorporation or bylaws or the terms of any material contract to which it is a party or by which it is bound, provided, the representations and warranties set forth in clauses (i) through (iv) above are solely as to the extent necessary to provide the guarantee set forth in this Section 10.19, and, provided further, that such representations and warranties as to enforceability are qualified to the extent enforceability may be effected by the laws of bankruptcy and equity.

IN WITNESS WHEREOF, the parties hereto have caused this Airline Services Agreement to be duly executed and delivered as of the date and year first written above.

FRONTIER AIRLINES, INC.	REPUBLIC AIRLINE INC.

By /s/ Jeff S. Potter	By /s/ Bryan Bedford, President
Jeff S. Potter, President	Bryan Bedford, President

By /s/ Paul H. Tate
Paul H. Tate, Senior Vice President

The parties signing below do so solely with respect to their respective obligations under Section 10.19 and Section 10.20 of this Agreement.

FRONTIER AIRLINES HOLDINGS, INC.	REPUBLIC AIRWAYS HOLDINGS INC.

By /s/ Jeff S. Potter	By /s/ Bryan Bedford
Jeff S. Potter, President	Bryan Bedford, President

By /s/ Paul H. Tate
Paul H. Tate, Senior Vice President

Exhibits

Exhibit A - Definitions
Exhibit B - Covered Aircraft & Inservice Schedule
Exhibit C - Aircraft Specification, Interior Configuration, Livery and Use of Frontier Marks
Exhibit D - Compensation
Exhibit E - Terms of Codeshare Arrangements
Exhibit F - Use of RAI Marks
Exhibit G - Reasonable Operating Constraints

EXHIBIT A
Definitions

 Agreement - means the Airline Services Agreement, dated as of January 11, 2007, among Frontier and RAI, as amended from time to time pursuant to Section 10.04 hereof.

Base Compensation - is defined in Paragraph A.1 of Exhibit D.

Business Day - means each Monday, Tuesday, Wednesday, Thursday and Friday unless such day shall be a day when financial institutions in New York, New York or Denver, Colorado are authorized by law to close or the general offices of Frontier or RAI are closed due to weather or other natural forces.

Cause - means (i) the suspension for three consecutive days or longer or the revocation of RAI's authority to operate as a scheduled airline, (ii) the ceasing of RAI's operations as a scheduled airline, other than as a result of a Labor Strike or the mandatory grounding of the Covered Aircraft by the FAA, and other than any temporary cessation for not more than 14 consecutive days, (iii) the occurrence of a Labor Strike that shall have continued for 10 consecutive days or longer, (iv) beginning after the month in which the 12th aircraft is placed in service, RAI operating at or below the Default Threshold for Controllable arrivals within [* ] minutes or the Default Threshold for Controllable Completion Factor Percentage, each as described in Appendix 2 to Exhibit D, for any two consecutive calendar months, or (v) a willful or intentional material breach of this Agreement by RAI that substantially deprives Frontier of the benefits of this Agreement, which breach shall have continued for 45 days after notice thereof is delivered by Frontier to RAI.

Change of Control - means, with respect to any Person, the merger of such Person with, or the acquisition of direct or indirect control of such Person by, another air carrier, or a corporation directly or indirectly owning or controlling or directly or indirectly owned or controlled by another air carrier (a “Holding Company”), or a corporation directly or indirectly owned or controlled by such Holding Company, unless (1) such Person is the acquiring or surviving entity in such merger or acquisition, or (2) the ultimate beneficial ownership of the surviving entity immediately following such transaction is substantially similar (i.e., at least 80% common ownership) to the ultimate beneficial ownership of such Person immediately prior to such transaction.

Charter Flights - means any flight by a Covered Aircraft for charter operations at the direction of Frontier that is not reflected in the Final Monthly Schedule.

Effective Date - is as set forth in the preamble to this Agreement.

Frontier - means Frontier Airlines, Inc., a Colorado corporation, and its successors and permitted assigns. Frontier

Marks - is defined in Exhibit C.

Frontier Holdings - means Frontier Airlines Holdings, Inc., a Delaware corporation.

Covered Aircraft - means all of the aircraft listed on Exhibit B (as amended from time to time pursuant to the provisions of this Agreement) and presented for service by RAI, as adjusted from time to time for withdrawals pursuant to Article VIII and for extensions pursuant to Section 10.17 .

DOT - means the United States Department of Transportation.

Enplanement - means one passenger for such passenger's entire one-way flight itinerary, regardless of how many Scheduled Flights or flight segments comprise such itinerary. FAA - means the United States Federal Aviation Administration.

Final Monthly Schedule - means the final schedule of Scheduled Flights for the next calendar month delivered by Frontier to RAI pursuant to Section 2.01(b).

Labor Strike - means a labor dispute, as such term is defined in 29 U.S.C. Section 113(c) involving RAI and some or all of its employees, which dispute results in a union-authorized strike resulting in a work stoppage.

LLP - is defined in Section 10.18.

Denver Maintenance Base - is as described in paragraph 3 of Exhibit G

Person - means an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity.

RAI - means Republic Airlines, Inc., an Indiana corporation, and its successors and permitted assigns.

RAI Holdings - means Republic Airways Holdings Inc., a Delaware corporation.

RAI Marks - is defined in Exhibit F.

Reasonable Operating Constraints - means the operating constraints on Scheduled Flights set forth on Exhibit G.

Reconciled Expenses - are those Variable Cost elements subject to reconciliation as described in Exhibit D.

Regional Airline Services - means the provisioning by RAI to Frontier of Scheduled Flights and related ferrying using the Covered Aircraft or neutral spare aircraft in accordance with this Agreement.

Scheduled Flight - means a flight as determined by Frontier pursuant to Section 2.01(b) (including all Charter Flights).

Spare Aircraft - means any Aircraft designated as such by Frontier that will not be part of the Scheduled Flights and is intended to be used in place of Aircraft that are removed from Scheduled Flights due to mechanical issues or heavy check requirements, and may be used to cover flights for RAI or other carriers; provided that, “Spare Aircraft” shall also mean a neutral spare aircraft operated by RAI for another carrier which, as a result of operational needs, is required on a temporary basis to Scheduled Flights under the Agreement, all in accordance and subject to the limitations set forth in Section 2.01(e) of this Agreement.

Subsidiary - means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture, limited liability company, joint stock company or any other form of business or professional entity, in which such Person directly or indirectly through Subsidiaries has more than 50% equity interest at any time.

Term - has the meaning set forth in Section 8.01, as earlier terminated pursuant to Section 8.02, if applicable, and any Wind-Down Period.

Termination Date - means the date of early termination of this Agreement, as provided in a notice delivered from one party to the others pursuant to Section 8.02, or, if no such early termination shall have occurred, the date of the end of the Term.

TSA - means the United States Transportation Security Administration.

Wind-Down Period - means the period after the Termination Date and until the time when the last Covered Aircraft has been withdrawn from the capacity purchase provisions of this Agreement.

Wind-Down Schedule - means the schedule, determined as provided in Article VIII of this Agreement, for Covered Aircraft to be withdrawn from the capacity purchase provisions of this Agreement.

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* Confidential

EXHIBIT B
Covered Aircraft& In-Service Schedule

Number[1]	Aircraft Type	Scheduled In-Service Month	Scheduled In-Service Week	Scheduled In-Service Day
1.	EMB 170²	[* ]	[*]	[*]
2.	EMB 170²	[*]	[*]	[*]
3.	EMB 170²	[*]	[*]	[*]
4.	EMB 170²	[*]	[*]	[*]
5.	EMB 170	[*]	[*]	[*]
6.	EMB 170	[*]	[*]	[*]
7.	EMB 170	[*]	[*]	[*]
8.	EMB 170	[*]	[*]	[*]
9.	EMB 170	[*]	[*]	[*]
10.	EMB 170	[*]	[*]	[*]
11.	EMB 170	[*]	[*]	[*]
12.	EMB 170	[*]	[*]	[*]
13.	EMB 170	[*]	[*]	[*]
14.	EMB 170	[*]	[*]	[*]
15.	EMB 170	[*]	[*]	[*]
16.	EMB 170	[*]	[*]	[*]
17.	EMB 170	[*]	[*]	[*]

1  Frontier will designate which of the first twelve aircraft will be the spare aircraft no later than delivery of the 12th aircraft.

² Aircraft initially delivered in two-class configuration and to be converted to single class Frontier specifications no later than June 30, 2007 in accordance with the terms of the Agreement.

_______________
* Confidential

EXHIBIT C

Aircraft Specification, Interior Configuration, Livery and Use of Frontier Marks

1.	Aircraft Specification. The specifications of the Covered Aircraft will be as set forth in Schedule 1 of this Exhibit C.

2.
Grant. Frontier hereby grants to RAI, and RAI accepts, a non-exclusive, personal, non-transferable, royalty-free right and license to adopt and use the Frontier Marks in connection with the rendering by RAI of Regional Airline Services, subject to the conditions and restrictions set forth herein.

3.	Ownership of the Frontier Marks.

a. Frontier shall at all times remain the owner of the Frontier Marks and any registrations thereof and RAI's use of any Frontier Marks shall clearly identify Frontier as the owner of such marks (to the extent practical) to protect Frontier's interest therein. All use by RAI of the Frontier Marks shall inure to the benefit of Frontier. Nothing in this Agreement shall give RAI any right, title, or interest in the Frontier Marks other than right to use the Frontier Marks in accordance with the terms of this Agreement.

b. RAI acknowledges that Frontier is the owner of the Frontier Marks and hereby agrees to take no action that would be contrary to Frontier’s ownership of the Frontier Marks and agrees to cooperate with all of Frontier’s reasonable request to take any and all actions necessary to protect and preserve Frontier’s ownership of the Frontier Marks.

4.	Use of the Frontier Marks.

a. RAI shall use the Frontier Marks only as authorized herein by Frontier and in accordance with such standards of quality as Frontier may establish.

b. RAI shall use the Frontier Marks on all Covered Aircraft (other than the Spare Aircraft) and all facilities, equipment and printed materials used in connection with the Regional Airline Services.

c. RAI shall not use the Frontier Marks for any purpose other than as set forth in this Exhibit C, and specifically shall have no right to use the Frontier Marks on or in any aircraft other than Covered Aircraft or in connection with any other operations of RAI.

d. Frontier shall have exclusive control over the use and display of the Frontier Marks, and may change the Frontier Marks at any time and from time to time, in which case RAI shall as soon as practicable make such changes as are requested by Frontier to incorporate the new Frontier Marks; provided that Frontier shall either pay directly the reasonable costs of making such changes or shall promptly reimburse RAI for its reasonable expenses incurred in making such changes.

e. Nothing shall abridge Frontier's right to use and/or to license the Frontier Marks, and Frontier reserves the right to the continued use of all the Frontier Marks, to license such other uses of the Frontier Marks and to enter into such agreements with other carriers providing for arrangements similar to those with RAI as Frontier may desire. No term or provision of this Agreement shall be construed to preclude the use of the Frontier Marks by other persons or for similar or other uses not covered by this Agreement.

5.
Frontier-Controlled Litigation. Frontier at its sole expense shall take all steps that in its opinion and sole discretion are necessary and desirable to protect the Frontier Marks against any infringement or dilution. RAI agrees to cooperate fully with Frontier in the defense and protection of the Frontier Marks as reasonably requested by Frontier. RAI shall report to Frontier any infringement or imitation of, or challenge to, the Frontier Mark, immediately upon becoming aware of same. RAI shall not be entitled to bring, or compel Frontier to bring, an action or other legal proceedings on account of any infringements, imitations, or challenges to any element of the Frontier Marks without the written agreement of Frontier. Frontier shall not be liable for any loss, cost, damage or expense suffered or incurred by RAI because of the failure or inability to take or consent to the taking of any action on account of any such infringements, imitations or challenges or because of the failure of any such action or proceeding. If Frontier shall commence any action or legal proceeding on account of such infringements, imitations or challenges, RAI agrees to provide all reasonable assistance requested by Frontier in preparing for and prosecuting the same.

6.
Revocation of License. Frontier shall have the right to cancel the license provided herein in whole or in part at any time and for any reason, in which event all terminated rights to use the Frontier Marks provided RAI herein shall revert to Frontier and the Frontier Marks shall not be used by RAI in connection with any operations of RAI. The following provisions shall apply to the termination of the license provided herein: in the case of a termination of the license to use the Frontier Marks, RAI shall cease all use of the Frontier Marks with respect to each Covered Aircraft within 30 days of such aircraft being withdrawn from the capacity purchase provisions of the Agreement, and shall cease all use of the Frontier Marks in all other respects within 30 days of last Covered Aircraft being withdrawn from this Agreement. Within such specified period, RAI shall cease all use of such other Frontier Marks, and shall change its facilities, equipment, uniforms and supplies to avoid any customer confusion or the appearance that RAI is continuing to have an operating relationship with Frontier, and RAI shall not thereafter make use of any word, words, term, design, name or mark confusingly similar to the Frontier Marks or take actions that otherwise may infringe the Frontier Marks.

7.
Assignment. The non-exclusive license granted by Frontier to RAI is personal to RAI and may not be assigned, sub-licensed or transferred by RAI in any manner without the written consent of a duly authorized representative of Frontier.

8.
Frontier Marks. The Frontier Marks are as set forth in Schedule 2 to this Exhibit C and also include the Aircraft Livery, including, without limitation, the use of an animal image on the tail of the aircraft, the Frontier flight code and other trade names, trademarks, service marks, graphics, logos, employee uniform designs, distinctive color schemes and other identification selected by Frontier in its sole discretion for the Regional Airline Services to be provided by RAI, whether or not such identification is copyrightable or otherwise protected or protectable under federal law.

9.
Aircraft Livery. With the exception of the Spare Aircraft (which may be in neutral livery), the Covered Aircraft will be painted in accordance with the designs shown on Schedule 3 to this Exhibit C at RAI’s sole cost and expense.

10.	Survival. The provisions of this Exhibit C shall survive the termination of this Agreement for a period of six years.

Attachments to Exhibit C

Schedule 1 - Aircraft Specifications
Schedule 2 - Frontier Marks
Schedule 3 - Aircraft Livery

SCHEDULE 1 TO EXHIBIT C

Aircraft Specifications

1.  EMBRAER 170 CONFIGURATION

1.1.  EMBRAER 170 Standard Aircraft

The Aircraft EMBRAER 170 was manufactured in accordance with (i) the standard configuration specified in the Preliminary Technical Description PTD-170 Rev. 4 dated May 2003 and (ii) the characteristics described in the items below.

1.2.  EMBRAER 170 Optional Equipment

The Aircraft will also be fitted with the following options selected by Buyer:

1.2.1.  Aircraft Model and Engines

                    a. EMBRAER 170 LR
                    b. GE CF34-8E5 Engine

1.2.2.  Options By Ata Chapter

ATA 02	Ditching Certification (FAA and ANAC) (1)
ATA 21	Fwd Baggage Compartment Ventilation (live animals transportation)
ATA 23	3rd Digital VHF (data)
ATA 23	CMU (ACARS) (requires 3rd VHF digital)
ATA 25	Ultraleather cover for passenger seats
ATA 25	Elite Seats on Economy Class (38 double seats) (2)
ATA 25	Handicapped lavatory with soft partition
ATA 31	QAR (Quick Access Recorder) (Follow-on certification)
ATA 34	2nd Radio Altimeter
ATA 34	Turbulence Detection Mode on Weather Radar (model WU-880)
ATA 34	2nd FMS / GPS
ATA 35	77 cubic feet Oxygen cylinder (std = 50 cubic feet)
ATA 35	3rd oxygen masks for all RH seats
ATA 35	3rd oxygen masks for all LH seats
ATA 44	Audio Entertainment (CD Player)
ATA 45	Dataloader Management Unit (CD/Floppy drive)
ATA 52	Door sill doublers (scuff plates at passenger, cargo and service doors)
ATA 52	FAA Cockpit Reinforced Door

(1)	Ditching Certification does not include any operational equipment required for Extended Overwater Operations, such as ELT, life rafts etc. Such equipment shall be acquired by Republic.

(2)	Last row of seats do not recline.

1.2.3.  EMBRAER 170 Interior Configuration (76 seats)

Class	# of Seats	Pitch
Economy	4 (1 row)	30”
Economy	72 (18 rows)	31”

[Missing Graphic Reference]

Galley Inserts	G12HM*	G33FL*
Half Size Trolley	2	6
Standard Unit	1	4
Mini Oven	---	---
Coffee Maker	2	2

* G12HM - Forward Galley Insert
* G33FL - Rear Galley Insert

Additional Comments:
-	Extended wardrobe (PN171-43850-801) to accommodate 3 life rafts (PN 66536-103).
- Embraer will implement the new weight increase modification with improved operational characteristics as described to Republic and Frontier.

SCHEDULE 2 TO EXHIBIT C

Frontier Marks

[Missing Graphic Reference]

[MissingGraphic Reference]

SCHEDULE 3 TO EXHIBIT C

Frontier E170 Livery

[Missing Graphic Reference]

[Missing Graphic Reference]

EXHIBIT D
Compensation
Base and Incentive Compensation.

1.
Base Compensation. Frontier will pay to RAI, in respect of the Covered Aircraft, the rates set for on Appendix 1 to this Exhibit D for each calendar month, times, the applicable Unit of Measure, times, in each case where the rate category is indicated as being “Subject to Margin” on Appendix 1, a margin of [* ] (the “Margin”). Rates indicated as “Subject to Escalation on Appendix 1 to this Exhibit D will be adjusted in accordance with Section 3.02 of this Agreement.

2.
Pre-Bill Invoiced Amount. The Invoiced Amount calculated in accordance with Section 3.06 (a) of the Agreement will be calculated by using the data from the Final Monthly Schedule and the Operational Assumptions for any given month as follows:

a.   the Invoiced Amount for each of the Fixed Cost cost elements will be calculated by multiplying (i) the Rate, times (ii) the Unit of Measure (as set forth in the Final Monthly Schedule and the Operational Assumptions for the month), times (iii) the Margin, where “W/A A/C” is the weighted average number of Covered Aircraft for the month and “Days” is the number of calendar days in the month. The Rate for each Fixed Cost element will not change during the Term except for the annual adjustment pursuant to Section 3.02 of the Agreement for those elements noted as “Subject to Escalation”; plus

b. the Invoiced Amount for each of the Variable Cost elements will be calculated by multiplying (i) the Rate, times (ii) the Unit of Measure (as set forth in the Final Monthly Schedule and the Operational Assumptions for the month), times (iii) the Margin, times (iv) (other than those determined by using the “W/A A/C” Unit of Measure) the Completion Factor Target Threshold percentage as in effect at the time of calculation, where “Blk Hrs” are the block hours estimated to be flown by the Covered Aircraft for the month, “W/A A/C” is the weighted average number of Covered Aircraft for the month, “Departures” is the number of departures estimated to be made by the Covered Aircraft during the month, “Flt Hrs” are the flight hours estimated to be flown by the Covered Aircraft for the month, “Pax” is the number of passengers estimated to be transported by the Covered Aircraft during the month, and “1000 RPMS” is the estimated revenue passenger miles flown by the Covered Aircraft during the month divided by 1,000. The Rate for each Variable Cost element will not change during the Term except for (i) the annual adjustment pursuant to Section 3.02 of the Agreement for those elements noted as “Subject to Escalation, and (ii) those elements noted as subject to “Periodic Adjustment” will be adjusted based on the actual costs of the related insurance premiums paid by RAI, taking into account any increases or reductions in those premiums due to end of the coverage year calculations based on RAI’s operational statistics.

3.
Reconciled Costs. The Fixed Cost elements calculated by using the “W/A A/C” Unit of Measure, and the Variable Cost elements will be reconciled pursuant to Section 3.06 (b) of the Agreement by calculating the difference between the Invoiced Amount for such elements and the amount due for such elements based on the Rate for each Variable Cost element times the actual Unit of Measure for the month.

4.
Pass-Thru Costs. Frontier will reimburse RAI for each Pass-Thru Cost element in accordance with Section 3.06 (c) of the Agreement. Pass-Thru Costs are actual costs incurred and are not subject to Margin, Escalation or Periodic Adjustment.

5.	Incentive Compensation. With respect to each calendar month, incentive compensation shall be calculated as follows:

a.
On-Time Bonus/Rebate. The reconciliation for any calendar month shall include, as applicable, a bonus (represented by a payment by Frontier to RAI) or a rebate or offset (represented by a payment by RAI to Frontier), in each case in respect of on-time performance, as determined pursuant to Appendix 2 to this Exhibit D .

 b. Completion Factor Bonus/Rebate. The reconciliation for any calendar month shall include, as applicable, a bonus (represented by a payment by Frontier to RAI) or a rebate or offset (represented by a payment by RAI to Frontier), in each case in respect of RAI’s completion factor for the month, as determined pursuant to Appendix 2 to this Exhibit D.

6.	Frontier Expenses. With respect to Scheduled Flights, in consideration of the provision by RAI of Regional Airline Services and its compliance with the other terms and conditions of this Agreement, the following expenses shall be incurred directly Frontier, provided that, should RAI incur any such expenses, RAI will be reimbursed for such expenses in accordance with Section 3.06 (c) of the Agreement:

(a)   Covered Aircraft fuel, including into plane charges, taxes and administrative fees;
(b)   Landing fees;
(c)   Passenger catering;
(d) Travel agency and OAL related CRS booking fees;
(e)  Revenue taxes and PFCs;
(f)   Credit card processing fees;
(g)   Deicing services at all cities;
(h)   All customer inconvenience charges;
(i)   TSA fees or charges and any other passenger security fees;
(j)   NAV Canada fees; and
(k)   Any future ATC or enroute navigation fees charged in the United States of America; and
(l) Station expenses;
(m) Staged overnight hotel and per diem expense; and
(n) Rates and charges relating to the Denver Space Requirements as defined in Section 5.02(i) and the hangar space as described in Section 5.02(j).

7.
No Reconciliation for Fines, Etc. Notwithstanding anything to the contrary contained in this Exhibit D or the Agreement, Frontier shall not be required to incur any cost or make any reconciliation payment to RAI to the extent that such cost or reconciliation payment is attributable to any costs, expenses or losses (including fines, penalties and any costs and expenses associated with any related investigation or defense) incurred by RAI as a result of any violation by RAI of any law, statute, judgment, decree, order, rule or regulation of any governmental or airport authority, provided that, Frontier shall be liable for all any costs, expenses or losses (including fines, penalties and any costs and expenses associated with any related investigation or defense) incurred by RAI as a result of any violation by Frontier or its agents of any law, statute, judgment, decree, order, rule or regulation of any governmental or airport authority.

_______________
* Confidential

Exhibit D Appendices

Appendix 1     Base Compensation Rates
Appendix 2     Incentive Bonuses/Rebates

APPENDIX 1 TO EXHIBIT D

	COST	SUBJECT	SUBJECT	UNIT OF		PERIODIC
	ELEMENT	TO MARGIN	TO ESCALATION	MEASURE	RATE	ADJUSTMENT
FIXED COSTS:
	[* ]	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]	[*]

VARIABLE COSTS:
	[*]	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]	[*]

PASS-THRU COSTS:
	[*]	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]	[*]

_______________
* Confidential

Appendix 2 to Exhibit D

Incentive Bonuses/Rebates

1. On Time Bonus/Rebate: The bonus or rebate/offset, as the case may be, for on-time performance shall be determined as follows:

Beginning each month or partial month after the 12th Covered Aircraft is placed in service, the percentage of RAI’s Controllable arrivals within [* ] minutes will be measured using ACARS data for each completed Scheduled Flight as soon as practicable following the end of each calendar month of operation. A flight cancellation will not also be counted as a delayed flight. The Target Threshold is for [*]of all Scheduled Flights to arrive within [*] minutes of scheduled arrival. The Bonus Threshold is [*]. The Penalty Threshold is [*]and the Default Threshold is [*]. Should RAI fall below the Penalty Threshold for Controllable arrivals within [*] minutes, RAI shall pay Frontier a minimum penalty of [*] plus and an additional [*] per full percentage point below the Penalty Threshold. Should RAI’s Controllable arrivals within [*] minutes be between the Penalty Threshold and the Bonus Threshold, there shall be no payment due to or from either party. In the event that RAI meets or exceeds the Bonus Threshold for Controllable arrivals within [*] minutes, Frontier shall pay to RAI a minimum bonus payment of [*] plus an additional [*] per full percentage point above the Bonus Threshold.

2. Completion Factor Bonus/Rebate: The bonus or rebate/offset, as the case may be, for completion factor shall be determined as follows:

Beginning each month or partial month after the 12th Covered Aircraft is place in service, the percentage of RAI’s Controllable Completion Factor Percentage will be measured for each Scheduled Flight as soon as practicable following the end of each calendar month of operation. The Target Threshold is for [*] of all Scheduled Flights to be completed. The Bonus Threshold is [*]. The Penalty Threshold is [*]and the Default Threshold is [*]. Should RAI fall below the Penalty Threshold for Controllable Completion Factor Percentage in any month, RAI shall pay Frontier, for each percentage point (rounded to the next highest full percentage in all cases) below the Penalty Threshold, a penalty of [*] for the first month, [*] for the second consecutive month, [*] for the third consecutive month, and [*] for the fourth consecutive month and each consecutive month thereafter that the Penalty Threshold is not met. Should RAI’s Controllable Completion Factor Percentage be between the Penalty Threshold and the Bonus Threshold in any month, there shall be no payments due to or from either party. In the event RAI meets or exceeds the Bonus Threshold for Controllable Completion Factor Percentage in any month, Frontier will pay RAI a bonus of [*].

3. Bonus/Penalty Payment Terms and Definitions.

a. “Controllable” means factors other than those that are beyond RAI’s direct control, including, without limitation, weather, natural disasters, air traffic control, ground stops, taxi and parking delays, lightening strikes or bird strikes, delays caused by or requested by Frontier personnel, including aircraft ground damage.

b. Frontier will be responsible for coding all delays and cancellations. When aircraft are scheduled for heavy maintenance, Frontier will determine, in its sole discretion, whether to reduce the flight schedule or use the spare aircraft to maintain schedule integrity. Should Frontier decide to use the spare aircraft to replace aircraft in scheduled heavy maintenance, incentive bonuses and rebates will be suspended until such time that the spare is removed from scheduled service to act once again as a spare or the out of service aircraft is returned to service, either as a scheduled aircraft or a spare aircraft.

c. Any final settlement for bonuses or penalties will occur within 30 days after the end of each performance period. If any matters relating to the measurement or calculation of any penalties remain in dispute at the end of the 30 day period, Frontier will be entitled to set off the penalty amount it believes due against the next monthly payment due RAI, and will refund any excess over the final determined penalty within 5 business days’ of the parties reaching agreement on the measurement and calculation. If any matters relating to the calculation of bonuses remain in dispute at the end of the initial 30 day period, at the time final agreement is reached between the parties regarding the amount of bonus due, Frontier will pay the bonus to RAI plus interest on the agreed amount at an annual rate of prime plus [* ] for each day from the initial date of calculation through the date of payment.

_______________
* Confidential

EXHIBIT E
Terms of Codeshare Arrangements

1. RAI's use of F9 code. During the Term of the Agreement, Frontier shall place its designator code, “F9”, on all Scheduled Flights operated by RAI. Frontier may suspend the display of its code on flights operated by RAI if RAI is in breach of any of its safety-related obligations, or material breach of any of its operational obligations, under the Agreement during the period that such breach continues. All RAI operated flights that display the F9 code are referred to herein as “F9 Flights”.

2. RAI's display of F9 code.

  (a) All F9 Flights will be included in the schedule, availability and fare displays of all computerized reservations systems in which Frontier and RAI participate, the Official Airline Guide (to the extent agreed upon) and Frontier's and RAI's internal reservation systems, under the F9 code, to the extent possible. Frontier and RAI will take the appropriate measures necessary to ensure the display of the schedules of all F9 Flights in accordance with the preceding sentence.

  (b) Frontier and RAI will disclose and identify the F9 Flights to the public as actually being a flight of and operated by RAI, in at least the following ways:

  (i) a symbol or a flight number range will be used in timetables and computer reservation systems indicating that F9 Flights are actually operated by RAI;

  (ii) to the extent reasonable, messages on airport flight information displays will identify RAI as the operator of flights shown as F9 Flights;

  (iii) Frontier and RAI advertising concerning F9 Flights and Frontier and RAI reservationists will disclose RAI as the operator of each F9 Flight; and

(iv) in any other manner prescribed by law or DOT regulation.

3. Terms and Conditions of Carriage. In all cases the contract of carriage between a passenger and a carrier will be that of the carrier whose code is designated on the ticket. Frontier and RAI shall each cooperate with the other in the exchange of information necessary to conform each carrier's contract of carriage to reflect service offered by the other carrier.

4. Notification of Irregular Operations. RAI shall promptly notify Frontier System Operations Control via both positive phone contact and email of all irregularities involving a F9 Flight which result in any material damage to persons or property as soon as such information is available and shall furnish to Frontier as much detail as practicable. For purposes of this section, notification shall be made as follows:

Frontier Airlines System Operations Control (SOC)
7001 Tower Road
Denver, Colorado 80249
Attention: SOC Shift Manager
Phone no. (720) 374-4251 or (720) 374-4599
Email: SOC@flyfrontier.com

5. Code Sharing License.

(a)  Grant of License. Subject to the terms and conditions of the Agreement, Frontier hereby grants to RAI a nonexclusive, nontransferable, revocable license to use the F9 designator code on all of its flights operated as a F9 Flight.

(b)  Control of F9 Flights. Subject to the terms and conditions of the Agreement, RAI shall have sole responsibility for and control over, and Frontier shall have no responsibility for, control over or obligations or duties with respect to, each and every aspect of RAI's operation of F9 Flights.

6. Display of other Codes. During the Term of the Agreement, Frontier shall have the exclusive right to determine which other airlines (“Alliance Airlines”), if any, may place their two letter designator codes on flights operated by RAI with Covered Aircraft and to enter into agreements with such Alliance Airlines with respect thereto. RAI will cooperate with Frontier and any Alliance Airlines in the formation of a code share relationship between RAI and the Alliance Airlines and enter into reasonably acceptable agreements and make the necessary governmental filings, as requested by Frontier, with respect thereto.

EXHIBIT F
Use of RAI Marks

1. Grant. RAI hereby grants to Frontier, and Frontier accepts, a non-exclusive, personal, non-transferable, royalty-free right and license to adopt and use the RAI Marks (as defined below) in connection with Frontier's entering into this Agreement, subject to the conditions and restrictions set forth herein.

2. Ownership of the RAI Marks.

  a. RAI shall at all times remain the owner of the RAI Marks and any registrations thereof and Frontier's use of any RAI Marks shall clearly identify RAI as the owner of such marks (to the extent practical) to protect RAI's interest therein. All use by Frontier of the RAI Marks shall inure to the benefit of RAI. Nothing in this Agreement shall give Frontier any right, title, or interest in the RAI Marks other than right to use the RAI Marks in accordance with the terms of this Agreement

  b. Frontier acknowledges RAI's ownership of the RAI Marks and further acknowledges the validity of the RAI Marks. Frontier agrees that it will not do anything that in any way infringes or abridges RAI's rights in the RAI Marks or directly or indirectly challenges the validity of the RAI Marks.

3. Use of the RAI Marks.

  a. Frontier shall use the RAI Marks only as authorized herein by RAI and in accordance with such standards of quality as RAI may establish.

  b. Frontier shall use the RAI Marks as necessary or appropriate in Frontier's sole discretion in connection with the Regional Airline Services, including without limitation the sale or disposition by Frontier of the seat inventory of the Scheduled Flights.

  c. Frontier shall not use the RAI Marks for any purpose other than as set forth in this Exhibit F, and specifically shall have no right to use the RAI Marks in connection with any other operations of Frontier.

  d. RAI may change the RAI Marks at any time and from time to time (including by adding or deleting marks from the list specified in this Exhibit F), in which case Frontier shall as soon as practicable make such changes as are requested by RAI to utilize the new RAI Marks; provided that RAI shall either pay directly the reasonable costs of making such changes to the RAI Marks or shall promptly reimburse Frontier for its reasonable expenses incurred in making such changes.

  e. Nothing shall abridge RAI's right to use and/or to license the RAI Marks, and RAI reserves the right to the continued use of all the RAI Marks, to license such other uses of the RAI Marks and to enter into such agreements with other carriers providing for arrangements similar to those with Frontier as RAI may desire. No term or provision of this Agreement shall be construed to preclude the use of the RAI Marks by other persons or for other similar uses not covered by this Agreement.

4. RAI-Controlled Litigation. RAI at its sole expense shall take all steps that in its opinion and sole discretion are necessary and desirable to protect the RAI Marks against any infringement or dilution. Frontier agrees to cooperate fully with RAI in the defense and protection of the RAI Marks as reasonably requested by RAI. Frontier shall report to RAI any infringement or imitation of, or challenge to, the RAI Marks, immediately upon becoming aware of same. Frontier shall not be entitled to bring, or compel RAI to bring, an action or other legal proceedings on account of any infringements, imitations, or challenges to any element of the RAI Marks without the written agreement of RAI. RAI shall not be liable for any loss, cost, damage or expense suffered or incurred by Frontier because of the failure or inability to take or consent to the taking of any action on account of any such infringements, imitations, challenges or because of the failure of any such action or proceeding. If RAI shall commence any action or legal proceeding on account of such infringements, imitations or challenges, Frontier agrees to provide all reasonable assistance requested by RAI in preparing for and prosecuting the same.

5. Revocation of License. RAI shall have the right to cancel the license provided herein in whole or in part at any time and for any reason, in which event all terminated rights to use the RAI Marks provided Frontier herein shall revert to RAI and the RAI Marks shall not be used by Frontier in connection with any operations of Frontier. Frontier shall cease all use of the RAI Marks in all respects upon the last Covered Aircraft being withdrawn from this Agreement. Frontier shall not thereafter make use of any word, words, term, design, name or mark confusingly similar to the RAI Marks or take actions that otherwise may infringe the RAI Marks.

6. Assignment. The non-exclusive license granted by RAI to Frontier is personal to Frontier and may not be assigned, sub-licensed or transferred by Frontier in any manner without the written consent of a duly authorized representative of RAI.

7. RAI Marks. The RAI Marks are as follows:

[Need Graphic Reference or other description of RAI Marks]

8. Survival. The provisions of this Exhibit F shall survive the termination of this Agreement for a period of six years.

EXHIBIT G
Reasonable Operating Constraints

The schedules for the Covered Aircraft shall meet all of the following quarterly average requirements:

1.  Minimum & Maximum Scheduling Parameters:

	Minimum	Maximum
Scheduled Block Hours per Aircraft per day	[* ]	[*]
Scheduled Cycles per Aircraft per day	[*]	[*]

Note: the above minimum and maximum schedule parameters apply only to those Covered Aircraft in scheduled service, not to the Spare Aircraft.

2.  Aircraft Maintenance and Crew Requirements.

Frontier agrees to take into consideration RAI’s operational requirements for overnight maintenance and crew productivity (including, where feasible, mid-day flights into RAI crew base cities for crew exchanges) and legality.

(a) Frontier shall use its best efforts to produce a Final Monthly Schedule in cooperation with RAI that meets the following location and minimum (block to block) hour requirements for overnight aircraft:

(i) one-quarter (but in no event fewer than one) of the scheduled Covered Aircraft will remain overnight at Denver International Airport for normal maintenance (the “Required Denver RON Aircraft”);

(ii) one-half (but in no event fewer than one and otherwise rounded down to the nearest whole number) of the Required Denver RON Aircraft will be scheduled to provide 9 hours of available maintenance time;

(iii) the remaining Required Denver RON Aircraft will in no event have fewer than 7 hours of available maintenance time;

(iv) at least one day per week, one of the Required Denver RON Aircraft will be scheduled to provide at least 14 hours of available maintenance time (block to block)

(b) On the first Business Day of each calendar quarter, RAI will provide Frontier a listing of all scheduled heavy maintenance for the next twelve month period for all Covered Aircraft, and will use commercially reasonable best efforts to complete all scheduled heavy maintenance on the Aircraft during the four shoulder months of April, May, September and October.

3.  Maintenance Bases.

RAI will establish a crew base and a maintenance base for line and overnight aircraft maintenance work at Denver International Airport. The Denver maintenance base will be sufficient to perform intermediate maintenance checks, clear minimum equipment list and configuration deviation list items, and perform general maintenance, trouble shooting, and component removals and repairs. RAI will also advise Frontier of all other cities where RAI maintains line maintenance bases upon execution of this Agreement and any overnight time requirements related to RAI’s line maintenance obligations.

4.  Crew Overnights.

The schedule may allow for single overnights, multiple overnights, staged, and continuous duty overnights of crews in outstations, provided, should Frontier schedule continuous duty overnights or staged crews, incremental hotel and per diem costs related to such continuous duty overnights or staged crews will be billed by RAI to Frontier in arrears as a Pass Thru costs not subject to margin. Frontier reserves the right to review RAI’s crew schedules to ensure efficient and economic crew scheduling and agrees to negotiate economic settlement with RAI for schedule changes that materially affect crew utilization or line maintenance requirements.

5. Charter Flights.

Frontier may schedule, price and sell Charter Flights using the Covered Aircraft, provided RAI receives 60 days’ advance notice of the tentative dates and times of such Charter Flights and the final dates are built into the Final Monthly Schedule. Frontier may also request RAI to consider ad hoc Charter Flights. Frontier agrees to compensate RAI for any additional operating costs of the Charter Flights, including but not limited to aircraft ferry costs and unproductive crew time, as such costs are provided to Frontier at the time Frontier provides notice to RAI of the Charter Flights, or sufficiently in advance of Frontier’s bid for the Charter Flight to allow such costs to be passed through to the charterer.

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* Confidential